     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 9, 2003

                      REGISTRATION STATEMENT NO. 333-36022

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                STEELCLOUD, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         VIRGINIA                             5060                                54-1890464
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification Number)
Incorporation or Organization)     Classification Code Number)



          1306 SQUIRE COURT, DULLES, VIRGINIA 20166 TEL. (703) 450-0400 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                    -----------------------------------------
                                 THOMAS P. DUNNE
                             CHIEF EXECUTIVE OFFICER
                                STEELCLOUD, INC.
                                1306 SQUIRE COURT
                             DULLES, VIRGINIA 20166
                                 (703) 450-0400
                (Name, Address Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
               --------------------------------------------------

                                   COPIES TO:
                                JAY M. KAPLOWITZ
                 GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP
                         101 EAST 52ND STREET, 9TH FLOOR
                              NEW YORK, N.Y. 10022
                                 (212) 752-9700


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                         CALCULATION OF REGISTRATION FEE


                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
TITLE OF EACH CLASS OF                              AMOUNT BEING       OFFERING PRICE      OFFERING      REGISTRATION
SECURITIES BEING REGISTERED(1)                      REGISTERED         PER SECURITY(2)     PRICE(2)       FEE
------------------------------                      -----------------  ----------------   -----------    ------------
Shares of Common Stock, $.001 par value......          247,525(3)            $3.64        $900,991.00       $72.89
Shares of Common Stock, $.001 par value......           75,000(3)            $4.57        $342,750.00       $27.73
Total registration fee.......................                                                              $100.62(4)

(1)   These offered securities may be sold separately or together.

(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c).

(3) Relates to shares of common stock issuable upon conversion of outstanding warrants exercisable at $3.64 per share and $4.57 per share respectively.

(4)   The registration fee has previously been paid.

                        PROSPECTUS DATED October 9, 2003

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                STEELCLOUD, INC.

        322,525 Shares of Common Stock issuable upon Exercise of Warrants


         This prospectus relates to the sale of an aggregate of 322,525 shares of common stock (the "Warrant Shares") issuable upon the exercise of outstanding warrants ("Warrants"). 247,525 of the Warrants are exercisable at an exercise price of $3.64 per share and 75,000 of the Warrants are exercisable at $4.57 per share. The Warrants expire on March 13, 2005. All of the Warrant Shares are being offered by the selling security holders named in this prospectus at prices related to the prevailing market prices. All of the proceeds from the sale of the Warrant Shares will be received directly by the selling security holders. We would receive approximately $1,143,741 net of all registration costs if all of the Warrants are exercised for cash.

          Our common stock is quoted on the Nasdaq Small Cap Market under the symbol " SCLD ". On October 6, 2003, the last reported sale price for the common stock on the Nasdaq Small Cap Market was $4.70 per share.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 9, 2003

                                TABLE OF CONTENTS

                                                                        PAGE

Prospectus Summary..................................................     5
Risk Factors........................................................     8
Use of Proceeds.....................................................    11
Price Range of Common Stock.........................................    11
Dividend Policy.....................................................    12
Capitalization......................................................    12
Selected Financial Data.............................................    13
Management's Discussion and Analysis of Financial Condition
and Results of Operations...........................................    15
Business............................................................    25
Management..........................................................    32
Principal Stockholders..............................................    39
Certain Relationships and Related Transactions......................    40
Description of Capital Stock........................................    40
Shares Eligible for Future Sale.....................................    43
Selling Security Holders............................................    44
Plan of Distribution................................................    44
Legal Matters.......................................................    45
Experts.............................................................    45
Where You Can Find More Information.................................    46
Index to Financial Statements.......................................    F-1

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO OTHER DOCUMENTS TO WHICH WE REFER YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                               PROSPECTUS SUMMARY

THE SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS, THE FINANCIAL STATEMENTS AND THE NOTES THERETO. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "STEELCLOUD", THE "COMPANY", "WE", "US", AND "OUR" REFER TO STEELCLOUD, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES DUNN COMPUTER OPERATING COMPANY, A VIRGINIA CORPORATION, STMS, INC., A VIRGINIA CORPORATION, INTERNATIONAL DATA PRODUCTS INC., A MARYLAND CORPORATION AND PUERTO RICO INDUSTRIAL MANUFACTURING OPERATIONS ACQUISITION CORP., A PUERTO RICO CORPORATION, UNLESS OTHERWISE INDICATED.

                                   Our Company

We design, develop and manufacture custom computer servers and network security appliances. Our custom computer servers are designed to meet the precise needs of volume customers to reduce the customer's investments in logistics, integration capacity and support. Our network security appliances are developed in collaboration with some of the world's premiere software companies. We also develop proprietary software to optimize the performance of our security appliances. Our SteelCloud branded or co-branded appliances are specially designed and optimized to deliver a dedicated network service such as antivirus gateway protection, intrusion detection and secure content management.

We are focusing our efforts on the network security marketplace and on the creation of additional SteelCloud intellectual property. We are working toward the creation of our own new family of hardened (highly secured) appliances to be delivered as co-branded appliances with our software partners. Our primary business is to develop and manufacture products on an OEM ("Original Equipment Manufacturer") basis for strategic software, technology, and managed services partners that develop, implement and support Internet security and infrastructure solutions. With our strategic partners, we create and uniquely brand ready-to-use turnkey network server appliance solutions combining both hardware and software. We integrate our own, our partner's, or other third-party software, into a custom designed server platform. We manufacture the resulting product either under a co-branded name or our partner's brand name allowing the partner to deliver a complete turnkey solution. Our customers are our OEM partners rather than the end-user. The partner sells and distributes the OEM products developed by us. In addition to delivering computer products to the OEM market, we develop specialized servers and infrastructure products for large commercial and government integrators, and certain governmental agencies.

We enhance our product development and manufacturing capability by providing custom supply chain and logistics support services to our software partners. Our consulting services organization provides clients with a seamless extension of their own IT organizations. Expert technical services include network analysis, security, design, troubleshooting and implementation. We provide Information Technology (IT) support services to the public sector as well as commercial customers. We are also a value-added reseller for the software products of our strategic partners and certain other software providers.

We are based in Dulles, Virginia and were founded in 1987. We were incorporated as Dunn Computer Corporation in Virginia on February 26, 1998 in connection with the reorganization of Dunn Computer Corporation, a Delaware corporation, which was incorporated on April 22, 1997. Our operating subsidiary, Dunn Computer Operating Company, was incorporated in Virginia in July 1987. Our other subsidiaries are International Data Products (IDP) (inactive), acquired May 1998, STMS, Inc (STMS) (inactive), acquired September 1997, and Puerto Rico Industrial Manufacturing Operations Acquisition Corporation (PRIMO), incorporated in Puerto Rico in May 1998. In October 2002, we determined to discontinue PRIMO and thereby executed a plan to dispose of operations at that facility in fiscal 2003. Accordingly, the operation has been classified as "discontinued" in the financials statements for all years presented. The listing of our shares of common stock was moved from the Nasdaq National Market to the Nasdaq Small Cap Market on June 30, 2003.

Our principal executive offices are located at 1306 Squire Court, Dulles, Virginia 20166. Our main telephone number is (703) 450-0400. Inquiries may also be sent to us at info@steelcloud.com for sales and general information or ir@steelcloud.com for investor relations information.

                                  The Offering


Common stock offered.................................  Up to 322,525 shares of common stock issuable upon exercise of outstanding warrants 247,525 of which are
                                                       exercisable at an exercise price of $3.64 per share (the
                                                       "Warrant Shares"), and 75,000 of which are exercisable
                                                       at $4.57 per share.

Common stock outstanding prior to offering...........  10,729,978 shares (1)

Common stock outstanding after the offering..........  11,052,503 shares (2)

Use of proceeds......................................  We will not receive any of the  proceeds  from the sale of the shares of our common stock by the selling
                                                       security holder. However, we will receive approximately
                                                       $1,243,741 if all the warrants are exercised for cash.
                                                       We will use the proceeds from the exercise of the
                                                       warrants for working capital and general corporate
                                                       purposes.

Nasdaq Small Cap Market Symbol.......................  SCLD


(1) Does not include 1,894,160 shares issuable upon the exercise of currently outstanding stock options and warrants and the Warrant Shares.
(2) Assumes the exercise of the Warrants and the issuance of 322,525 shares of our common stock in connection therewith. Does not include 1,894,160 shares issuable upon the exercise of outstanding options and other warrants.

                       Summary Consolidated Financial Data
                      (In Thousands, Except Per Share Data)

The summary consolidated financial information set forth below is qualified by and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                         Year ended    Year ended    Year ended    Nine months       Nine months      Nine months
                                         October 31,   October 31,   October 31,  ended July 31,   ended July 31,    ended July 31,
                                            2000          2001          2002          2002             2003              2003
                                         -----------   -----------   -----------  --------------   --------------    --------------
                                                                                    (unaudited)      (unaudited)       (unaudited)
                                                                                                                       Pro-forma(3)
                                         ------------------------------------------------------------------------------------------
Consolidated Statement
  of Operations Data(1):
Net revenues ......................       $ 22,509     $ 25,791      $ 29,157       $ 23,370        $ 24,012            $ 24,012
Gross profit ......................          5,028        6,384         6,994          6,436           5,038               5,038
Income (loss) from
  operations ......................           (482)       1,309           513          1,572             298                 298
Net income (loss) from
  discontinued
  operations ......................            721           (9)       (1,686)          (457)            (87)                (87)
Net income (loss)
  available to common
  stockholders.....................            176     $  1,047      $ (1,115)           937             199                 199
Basic earnings (loss)
  per share .......................       $   0.02     $   0.10      $  (0.11)      $   0.09        $   0.02            $   0.02
Earning (loss) per
  share assuming
  dilution ........................       $   0.02     $   0.08      $  (0.10)      $   0.09        $   0.02            $   0.02



                                                                         As of July 31, 2003          October 31, 2002
                                                                 -----------------------------------------------------------
                                                                        Actual        Pro forma(2)          Actual
                                                                 -----------------------------------------------------------
Consolidated Balance Sheet Data (1):
Cash and cash equivalents.......................................       $ 1,046            $2,190         $   751
Total assets....................................................        12,820            13,964          17,633
Long-term debt..................................................            64                64              60
Working capital (deficit) ......................................         4,532             5,676           3,855
Total liabilities...............................................         5,535             5,535          10,876
Total stockholders' equity......................................       $ 7,285            $8,429         $ 6,757

-----------

(1) The selected financial data for each year presented has been restated to reflect our PRIMO operations as a discontinued operation.

(2) Reflects the receipt of $1,143,741 net of all registration costs upon the exercise of all of the Warrants for cash. Actual results of cash receipts may be different

(3)    Assumes dilution on first day related to the exercise of warrants.

                                  RISK FACTORS

In addition to the other information set forth in this Prospectus, prospective investors should consider carefully the following factors.

                          Risks Related to our Business

We may not be able to compete successfully against current and future competitors.

The market for our products and services is highly competitive. Many of our competitors offer broader product lines and have substantially greater financial, technical, marketing and other resources than us, which could seriously harm our net sales and results of operation. Additionally, our competitors may receive beneficial prices from purchasing component parts in large quantities and may be party to product and process technology license arrangement that are more favorable in terms of pricing and availability than our arrangements. As a result, we may have difficulty increasing our market share.

Rapid change in technology may cause a portion of our inventory to become obsolete.

The computer products market is characterized by rapid technological change and the frequent introduction of new products and enhancements. While we strive to maintain a just-in-time inventory systems, there are certain computer products held in our inventory can become obsolete at any given time, which could materially adversely affect our financial condition and results of operation.

In particular, the server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge. New products and product enhancements can require long development and testing periods, which require us to retain, and may require us to hire additional, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We may experience delays in the scheduled introduction of new and enhanced products. Our future success depends upon our ability to utilize our creative packaging and hardware and software integration skills to combine industry-standard hardware and software to produce low-cost, high-performance products that satisfy our strategic partners' requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

If server appliances are not increasingly adopted as a solution to meet companies' computer application needs, the market for our products may not grow and the market price of our common stock could decline as a result of lower revenues or reduced investor expectations.

We depend on the growing use of server appliances to meet businesses' computer application needs. The market for server appliance products has only recently begun to develop and it is evolving rapidly. Because this market is new, we cannot predict its potential size or future growth rate with a high degree of certainty. Our revenues may not grow and the market price of our common stock could decline if the server appliance market does not grow rapidly.

We believe that our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our products could, for example, be limited if general-purpose servers become better at performing functions currently being performed by server appliances or are offered at a lower cost. This could force us to further lower the prices of our products or result in fewer sales of our products.

If we are unable to attract, assimilate and retain technical personnel, our business could be seriously harmed.

Our future success is largely dependent upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical personnel. Competition in this market is intense, and we cannot be certain that we will be able to attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

The loss of the services of Thomas P. Dunne could seriously harm our business.

Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically the loss of the services of Mr. Dunne would have a material adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

We are dependent on significant customers and the government market.

Through July 31, 2003, we had generated approximately $7.4 million or 31% of our total net revenues from contracts and awards with Lockheed Martin and General Services Administration for the nine-month period then ended. Future revenues and results of operations could be adversely affected should these customers reduce their purchases, eliminate product lines or choose not to continue to buy products and services from us. Given the nature of the products manufactured by us as well as the delivery schedules established by our partners, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. We anticipate that concentration levels will decrease as our customer base and new product offerings expand in future periods.

If we are unable to continue to participate in government contract programs or if government contracting policies are changed, our business and results of operations could be harmed. Additionally, most government contracts are subject to modification or termination in the event of changes in funding and our contractual costs and revenues are subject to adjustment as a result of governmental audits. A significant amount of our revenues are derived from sales made through major procurement programs awarded by the government, which include contracts with General Services Administration, Department of Defense and the Administration Office of the U.S. Courts. If we are unable to renew or replace those contracts our results of operations could be materially adversely affected.

Any acquisition that we undertake could be difficult to integrate, disrupt our business and dilute security holder value.

We have in the past acquired or invested in complementary businesses, technologies, services and products. We do not currently have any acquisitions identified, however, should the opportunity for an acquisition present itself in the future, we will make every effort to handle such acquisitions and investments in an efficient manner. However, they could disrupt our ongoing business, distract our management and employees and increase our expenses. For example, if we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software, and the target company's key personnel may decide not to work for us. Additionally, we may decide to pay for future acquisitions, if any, by issuing shares of common stock or debt or equity securities convertible into shares of common stock. This would result in dilution of your investment.

Our chief executive officer controls a significant portion of our common stock. Therefore, you may have no effective voice in our management.

Our Chief Executive Officer, Mr. Dunne, beneficially owns approximately 16.2% of our common stock. Accordingly, our Chief Executive Officer will be able to exercise significant influence over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

                        Risks Related to our Common Stock

Fluctuations in our quarterly operating results may cause the market price of our common stock to fluctuate.

Our operating results have in the past fluctuated from quarter to quarter and we expect this trend to continue in the future. As a result, the market price of our common stock could be volatile. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources which could adversely effect our results of operations.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control that may prevent our stockholders from reselling our common stock at a profit.

The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

If our common stock is delisted from the Nasdaq Small Cap Market System, the market price of our common stock could decrease significantly.

The listing of our shares of common stock was moved from the Nasdaq National Market to the Nasdaq Small Cap Market on June 30, 2003. If we are unable to satisfy the Nasdaq Small Cap Market's continued listing criteria in the future, our common stock may be delisted from the Nasdaq Small Cap Market. If this occurs, trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on the "pink sheets" or the OTC Bulletin Board. If our common stock were delisted from Nasdaq, an investor would find it more difficult to dispose of, or to obtain quotations as to the price of our common stock. Additionally, if our common stock is delisted from the Nasdaq Small Cap Market the market price of our common stock could decrease significantly.

We may issue additional shares and dilute your ownership percentage.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in us. We intend to issue additional shares of our common stock pursuant to this prospectus. In addition, we may issue additional shares of common stock or preferred stock to raise additional capital or finance acquisitions, or upon the exercise or conversion of outstanding options and warrants. As of October 6, 2003, there were outstanding warrants to acquire an aggregate of 322,525 shares of our common stock at exercise prices ranging between $3.64 to $4.57.

Future sales of our common stock in the public market may adversely affect our stock price.

Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of October 6, 2003, we had 10,729,978 shares of our common stock outstanding, plus 1,894,160 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants, of which options and warrants to acquire 322,525 shares of common stock are currently exercisable.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the selling security holders shares of our common stock. Upon the exercise of the Warrants for cash we will receive approximately $1,143,661, which we will use for working capital and general corporate purposes.


                           PRICE RANGE OF COMMON STOCK

Prior to the quotation of our common stock beginning on April 22, 1997, there was no established trading market for our common stock. We changed our symbol from "DNCC" to "SCLD" on October 19, 2000. Our common stock is currently listed on the Nasdaq SmallCap Market. Prior to June 30, 2003, we were listed on the Nasdaq National Market System. The following table sets forth the high and low selling prices as reported on The Nasdaq National Market System or the Nasdaq SmallCap Market, as applicable, for each fiscal quarter during the fiscal years ended October 31, 2002 and 2001, as well as for the first, second, third and fourth quarters of fiscal 2003 through October 6, 2003. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                             Fiscal 2001
                                                           High        Low
                                                     -----------------------

First Quarter.....................................         $1.38      $0.69
Second Quarter....................................         $1.25      $0.50
Third Quarter.....................................         $0.75      $0.45
Fourth Quarter....................................         $1.05      $0.62

                                                             Fiscal 2002
                                                           High        Low
                                                     -----------------------

First Quarter.....................................         $3.89      $0.78
Second Quarter....................................         $3.34      $2.32
Third Quarter.....................................         $3.50      $1.62
Fourth Quarter....................................         $2.15      $0.87

                                                             Fiscal 2003
                                                           High        Low
                                                     -----------------------

First Quarter.....................................         $1.40      $1.01
Second Quarter....................................         $1.68      $0.97
Third Quarter.....................................         $3.47      $1.26
Fourth Quarter (through October 6, 2003) .........         $5.36      $3.14

On October 6, 2003 the closing price of our common stock as reported on the Nasdaq SmallCap Market was $4.70 per share. There were approximately 5,100 shareholders of our common stock as of such date.

                                 DIVIDEND POLICY

We have never paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our business.

                                 CAPITALIZATION

The following table sets forth the capitalization of SteelCloud as of July 31, 2003. This table should be read in conjunction with our Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.



                                                                            July 31, 2003       July 31, 2003
                                                                            -------------       -------------
                                                                              (Unaudited)        (Unaudited)
                                                                                                 Pro-forma(1)
Long-term debt

Notes payable ........................................................       $     63,548        $     63,548
                                                                             ------------        ------------

Total long-term debt .................................................             63,548              63,548

Stockholders' equity:
Common Stock, $0.001 par value per share; 50,000,000 shares
authorized; 10,775,511 and 11,098,036 , actual and pro-forma
shares issued and outstanding at July 31, 2003 .......................             10,776              11,098
Additional paid-in capital ...........................................         39,833,146          40,976,484
Treasury stock, 400,000 shares at July 31, 2003 ......................         (3,432,500)         (3,432,500)
Accumulated deficit ..................................................        (29,126,419)        (29,126,419)
                                                                             ------------        ------------

Total stockholders' equity ...........................................          7,285,003           8,428,663
                                                                             ------------        ------------

Total capitalization .................................................       $ 12,819,812        $ 13,963,472
                                                                             ============        ============

(1) Reflects the receipt of $1,143,741 net of all registration costs upon the exercise of all of the Warrants for cash.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected consolidated financial data of SteelCloud should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The consolidated statement of operations data set forth below with respect to the fiscal years ended October 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of October 31, 2001 and 2002 is derived from and is referenced to the audited consolidated financial statements of SteelCloud included elsewhere in this prospectus. The consolidated statement of income data set forth below with respect to the fiscal years ended October 31, 1998 and 1999 and the consolidated balance sheet data as of October 31, 1998, 1999 and 2000 is derived from audited consolidated financial statements of SteelCloud not included in this prospectus.


                                                Nine Months ended July 31,                           Year ended October 31,
                                                   2002          2003      1998(1)      1999        2000        2001        2002
                                                   ----          ----     --------------------------------------------------------
Consolidated Statement of
  Operations Data: (2)
Net revenues ..................................   $ 23,370    $ 24,012    $ 52,011    $ 28,749    $ 22,509    $ 25,791    $ 29,157
Costs of revenues .............................     16,934      18,974      41,420      23,021      17,481      19,407      22,163
Gross profit ..................................      6,436       5,038      10,590       5,729       5,028       6,384       6,994
Selling, general and
  administrative, and
  amortization ................................      4,864       4,740       8,528      36,062       5,510       5,075       6,481
Income (loss) from operations .................      1,572         298       2,062     (30,333)       (482)      1,309         513
Other (expense) income, net ...................        176          13        (286)     (2,908)       (123)       (184)       (222)
Income (loss) from
  continuing operations
  before income taxes and .....................      1,395         286       1,776     (33,241)       (606)      1,125         291
  extraordinary gain
Provision for (benefit from)
  income taxes ................................          1          --         686        (559)         65         102        (280)
Income (loss) before
  extraordinary gain and
  discontinued operations .....................      1,394         286       1,090     (32,683)       (671)      1,023         571
Extraordinary gain ............................         --          --          --          --         750          --          --
Cumulative effect of change
  in accounting principle .....................         --          --          --          --          --        (576)         --
Preferred stock dividends .....................         --          --          --          --        (625)       (112)         --
Increase to income available
  to common stockholders
  from repurchase of
  preferred stock .............................         --          --          --          --          --         721          --
Net income (loss) from
  discontinued operations .....................       (457)        (87)       (110)       (924)        721          (9)     (1,686)
Net income (loss) available
  to common stockholders ......................   $    937    $    199    $    980    $(33,607)   $    176    $  1,047    $ (1,115)
Basic earnings (loss) per
  share (1) ...................................   $   0.09    $   0.02    $   0.14    $  (3.57)   $   0.02    $   0.10    $  (0.11)
Earning (loss) per share
  assuming dilution (1) .......................   $   0.09    $   0.02    $   0.13    $  (3.57)   $   0.02    $   0.08    $  (0.10)
Weighted average shares
  outstanding (1) .............................      9,863      10,079       7,231       9,404       9,581      10,111       9,948
Weighted average shares
  outstanding assuming
  dilution (1) ................................     10,787      10,577       7,492       9,404       9,581      12,463      10,812
Pro forma basic earnings (loss)
  per share assuming the
  accounting change is applied
  retroactively ...............................         --          --    $   0.14    $  (3.57)   $  (0.04)   $   0.16    $  (0.11)
Pro forma earnings (loss)
  per share assuming the
  accounting change is
  applied retroactively,
  assuming dilution ...........................         --          --    $   0.13    $  (3.57)   $  (0.04)   $   0.08    $  (0.10)


                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               At July 31,                                  At October 31,
                                          2002          2003          1998        1999           2000          2001          2002
                                          ----          ----       ---------------------------------------------------------------
Consolidated Balance Sheet Data: (2)
Working capital (deficit)...........   $  5,681      $  4,532      $  5,773    $ (1,239)      $  5,839      $  7,349      $  3,856
Total assets .......................     17,002        12,820        62,965      22,287         23,005        17,134        17,633
Long-term debt .....................         90            64            51       2,845          2,598         3,837            60
Total liabilities ..................      8,312         5,535        24,592      17,470         14,149         9,736        10,876
Stockholders' equity ...............   $  8,690      $  7,285      $ 38,373    $  4,817       $  8,856      $  7,398      $  6,757

-----------

(1)    Includes the activity of IDP from May 1, 1998 (date of acquisition).

(2) The selected financial data for each year presented has been restated to reflect the Company's PRIMO operations as a discontinued operation.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

We were founded in 1987 and are based in Dulles, Virginia. We design, develop and manufacture custom computer servers and network security appliances. Our custom computer servers are designed to meet the precise needs of volume customers to reduce the customer's investments in logistics, integration capacity and support. Our network security appliances are developed in collaboration with some of the world's premiere software companies. We also develop proprietary software to optimize the performance of our security appliances. Our SteelCloud branded or co-branded appliances are specially designed and optimized to deliver a dedicated network service such as antivirus gateway protection, intrusion detection and secure content management.

We are focusing our efforts on the network security marketplace and on the creation of additional SteelCloud intellectual property. As a result, we invested significant resources in creating new outstanding appliance platforms and unique operating environments. We are working toward the creation of our own new family of hardened (highly secured) appliances to be delivered as co-branded appliances with our software partners. Our primary business is to develop and manufacture products on an OEM ("Original Equipment Manufacturer") basis for strategic software, technology, and managed services partners that develop, implement and support Internet security and infrastructure solutions. With our strategic partners, we create and uniquely brand ready-to-use turnkey network server appliance solutions combining both hardware and software. We integrate our own, our partner's, or other third-party software, into a custom designed server platform. We manufacture the resulting product either under a co-branded name or our partner's brand name allowing the partner to deliver a complete turnkey solution. Our customers are our OEM partners rather than the end-user. The partner sells and distributes the OEM products developed by us. In addition to delivering computer products to the OEM market, we develop specialized servers and infrastructure products for large commercial and government integrators, and certain governmental agencies.

We enhance our product development and manufacturing capability by providing custom supply chain and logistics support services to our partners. Our consulting services organization provides clients with a seamless extension of their own IT organizations. Expert technical services include network analysis, security, design, troubleshooting and implementation. We provide Information Technology (IT) support services to the public sector as well as commercial customers. We are also a value-added reseller for the software products of our strategic partners and certain other software providers.

In June 2003, we entered into an agreement with Computer Associates International, Inc. to deliver a family of hardened, ready-to-deploy enterprise-class security appliance for intrusion detection and antivirus gateway protection based on Computer Associates' eTrust technology. Computer Associates is one of the largest software companies in the world and delivers software and services that enable organizations to manage their IT environments. In August 2003 we expanded our agreement with Computer Associates to include the marketing of our security appliances in Europe, Asia Pacific, Africa and the Middle East.

In July 2003, we were selected by Lockheed Martin to supply specialized servers to the Automated Package Processing System (APPS) program that will upgrade the existing parcel processing capability of the U.S. Postal Service. The servers will be installed in more than 74 postal service locations. Our contract has an initial estimated value of more than $2.8 million with contract options for an additional $3.2 million. We have shipped initial delivery orders for more than 100 systems and full production is expected to begin in the fall of 2003. Two of Lockheed Martin's subcontractors on the APPS program have also ordered approximately $250,000 in systems from us and have indicated plans to order additional systems.

In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software. The new security appliances using the Windows platform server were demonstrated in Las Vegas, Nevada in July 2003 at an event hosted by our partner Computer Associates.

In August 2003, we signed agreements with three leading channel partner organizations to resell our new line of network security appliances. The channel partners are Technisource, the systems and solutions division of Modcomp, Inc., which in turn is a subsidiary of CSP Inc.; Track Computer Center; and ADI Computer Systems. Each channel partner will market, sell, deliver and install our hardened security appliances that have been optimized for Computer Associates' eTrust technology.


FISCAL 2003

Product Development

In fiscal 2003, we undertook initiatives to enhance our product offerings and improve our margins. We are developing a family of hardened (highly secured operating system) security appliances that we will offer as SteelCloud product or as co-branded appliances with our software partners. Accordingly, we commenced our research and development ("R&D") activities associated with these new product offerings in our second quarter of fiscal 2003. The result of this work has been new appliance platforms that can be easily tailored to the needs of a particular software package or technology and SC2, SteelCloud's new proprietary secure management software. We believe that the intellectual property ("IP") we have developed will enable us to improve margins and increase revenues. With our goal of increasing margins, we expanded our appliance business model to encompass more direct control in the development and marketing of our appliances. Product packaging, including the appliance chassis, has become a major differentiating factor in the marketing of an appliance server. We have increased our capability to develop both custom and standard chassis offerings for our clients. We believe that the intellectual property that we have developed will enable us to be more competitive from a packaging perspective while decreasing the costs necessary to bring a product to market. The result of this work has been three new appliance platforms that can be easily tailored to the needs of a particular software package or technology. For the nine months ended July 31, 2003, we incurred research and development costs of approximately $296,735 in support of our new business strategy. We will continue to incur these costs as these products are brought to market. We anticipate that these products will be released to market in the latter part of fiscal 2003.

In July 2003, we announced our family of network security appliances in collaboration with Computer Associates International, Inc. (CA). The co-branded (SteelCloud and CA) appliances incorporate CA eTrust(TM) software technology with SC2. The hardened (highly secured), ready-to-deploy family of enterprise-class optimizes application performance and lowers the customer's total cost of ownership. The appliances are marketed through CA's worldwide sales channels.

Discontinued Operations

We continually evaluate our operating facilities with regard to our long-term strategic goals established by our management and the Board of Directors. Operating facilities, which are not expected to contribute to our future operations are either closed or sold. On October 25, 2002, our management, with the approval of the Board of Directors, determined that our Puerto Rico Industrial Manufacturing Operation ("PRIMO") would no longer contribute to future operations and therefore adopted a plan to dispose that operation effective on that date. Accordingly, we have reflected PRIMO as discontinued operations in the current financial statements. As a result, prior year amounts have been reclassified to segregate the continuing operations from the discontinued operations. In August 2003, we sold the physical assets of PRIMO business for approximately $30,000. In addition, we contracted with a local Puerto Rican firm to provide its warranty and support obligations for the duration of their contracts. We anticipate that the losses for the remainder of the fiscal year associated with PRIMO will not be material. The loss associated with the discontinued operation was approximately $30,000 and $87,000 for the three and nine-month periods ended July 31, 2003. We believe that given the current environment of that market, discontinuing the operation was the best alternative.

Goodwill and Other Intangible Assets

Effective November 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets". As a result, we no longer amortize goodwill and periodically test goodwill for possible impairment. For the three and six month periods ended July 31, 2003, reduction in goodwill amortization was approximately $99,000 and $296,000. Summarized below are the effects on net income and net income per share if we had not amortized goodwill pursuant to the provisions of SFAS No. 142 for all periods presented.


                                                      Three Months Ended               Nine Months Ended
                                                           July 31,                         July 31,
                                                     2002            2003            2002             2003
                                                 -------------    ------------    ------------     ------------
Net income
   As reported..............................         $101,172         $10,308        $936,985         $199,095
   Add goodwill amortization................           98,554               0         295,662                0
                                                 -------------    ------------    ------------     ------------
   Adjusted net income......................          199,726          10,308       1,232,647          199,095

Earnings per share:
Basic:
   As reported..............................             0.01            0.01            0.09             0.02
   Add goodwill amortization................             0.01            0.00            0.03             0.00
                                                 -------------    ------------    ------------     ------------
   Adjusted earnings per share (basic)......             0.02            0.01            0.12             0.02

Diluted:
   As reported..............................             0.01            0.01            0.09             0.02
   Add goodwill amortization................             0.01            0.00            0.03             0.00
                                                 -------------    ------------    ------------     ------------
   Adjusted earnings per share (diluted)....             0.02            0.01            0.12             0.02


Significant Contracts

In January 2002, we were awarded several contracts by a Government Integrator (Lockheed Martin) valued at more than $10.5 million for customized servers. We commenced work under the contracts in February 2002 and are expected to complete the contracts by October 2003. For the three-month and nine-month periods ended July 31, 2003, we recognized revenue of approximately $2.8 million and $7.2 million, respectively (or approximately 34% and 30%, respectively, of total net revenues). We have deferred revenues of approximately $315,000 and deferred contract costs of approximately $242,000 associated with this contract as of July 31, 2003. These amounts will be recognized over the life of the contracts as units are shipped. In addition, for the nine-month period ended July 31, 2003, we had other contracts with this same customer totaling approximately $239,000 or 1% of its net revenues.

In June 2003, we entered into an agreement with Computer Associates International, Inc. to deliver a family of hardened, ready-to-deploy enterprise-class security appliance for intrusion detection and antivirus gateway protection based on Computer Associates' eTrust technology. Computer Associates is one of the largest software companies in the world and delivers software and services that enable organizations to manage their IT environments. In August 2003 we expanded our agreement with Computer Associates to include the marketing of our security appliances in Europe, Asia Pacific, Africa and the Middle East.

In July 2003, we were selected by Lockheed Martin to supply specialized servers to the Automated Package Processing System (APPS) program that will upgrade the existing parcel processing capability of the U.S. Postal Service. The servers will be installed in more than 74 postal service locations. Our contract has an initial estimated value of more than $2.8 million with contract options for an additional $3.2 million. We have shipped initial delivery orders for more than 100 systems and full production is expected to begin in the fall of 2003. Two of Lockheed Martin's subcontractors on the APPS program have also ordered approximately $250,000 in systems from us and have indicated plans to order additional systems.

In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software. The new security appliances using the Windows platform server were demonstrated in Las Vegas, Nevada in July 2003 at an event hosted by our partner Computer Associates.

In August 2003, we signed agreements with three leading channel partner organizations to resell our new line of network security appliances. The channel partners are Technisource, the systems and solutions division of Modcomp, Inc., which in turn is a subsidiary of CSP Inc.; Track Computer Center; and ADI Computer Systems. Each channel partner will market, sell, deliver and install our hardened security appliances that have been optimized for Computer Associates' eTrust technology.

In September 2003, we entered into an agreement to sell our hardened security appliances to reseller customers in North America through Arrow Electronics, Inc. Our ready-to-deploy appliances are based on Computer Associates International's (CA) globally acclaimed eTrust family of security solutions and our proprietary Secure Console (SC(2)) software. Arrow Electronics is one of the world's largest electronic distributors with approximately $7.4 billion in worldwide sales. We anticipate that Arrow will provide our US Channel Partners with an efficient and effective means to purchase our security appliances. Additionally, we anticipate that Arrow's supply-chain services will provide our reseller organizations in North America with all the tools they need to market our security appliances, from online ordering and reporting to financial services to product launch support.

CRITICAL ACCOUNTING POLICIES

The Company believes the following represents an update of its critical accounting policies from October 31, 2002:

Significant Customers

As of July 31, 2003, the Company generated approximately $7.4 million or 31% of its total net revenues from contracts and awards with Lockheed Martin for the nine-month period then ended. Given the nature of the products manufactured by the Company as well as the delivery schedules established by its partners, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. The Company anticipates that concentration levels will decrease as its customer base and new product offerings expand in future periods. Future revenues and results of operations could be adversely affected should these customers reduce their purchases, eliminate product lines or choose not to continue to buy products and services from SteelCloud.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable: and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Hardware products sold are generally covered by a warranty for periods ranging from one to three years. The Company accrues a warranty reserve for estimated costs to provide warranty services. The Company's estimate of costs to service its warranty obligations is based on historical experience and expectation of future conditions. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, its warranty accrual will increase resulting in decreased gross profit.

For technology support services under time and material contracts, the Company recognizes revenue as services are provided based on contracted rates and materials are delivered.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued Interpretation Number 46, Consolidation of Variable Interest Entities ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Adoption of this standard is not expected to have a material effect on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. Adoption is not expected to have a material impact on the Company's financial statements.

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued on or before May 31, 2003, SFAS No. 150 is effective for the Company in the first quarter of fiscal year 2004. Adoption of this standard is not expected to have a material effect on the Company's financial statements.


RESULTS OF OPERATIONS

For the three and nine months ended July 31, 2003 compared to the three and nine months ended July 31, 2002

Net revenues for the three months ended July 31 were $8,156,414 in fiscal 2003 as compared to $6,390,414 in fiscal 2002, an increase of approximately 28%. Revenues from contracts and government awards increased to approximately $3.4 million in fiscal 2003 from approximately $1.2 million in fiscal 2002, an increase of 183%. The increase was primarily the result of increased deliveries on the Company's $10 million server appliance contract with Lockheed Martin. Revenues under the server appliance contract for the three months ended July 31, 2003 was approximately $2.9 million compared to approximately $655,000 for the same period in fiscal 2002. In addition, the Company experienced revenue growth in its OEM products, reselling activities and consulting services. These increases offset a decrease in revenue from one of the Company's significant customers, Network Associates, for which the supply agreement expired on December 31, 2002. Revenues from this customer were approximately $6,000 for the three months ended July 31, 2003 compared to approximately $3.0 million for the three months ended July 31, 2002, a decrease of approximately $2.9 million. Revenues from this customer for the nine months ended July 31, 2003 and 2002 were approximately $440,000 and $14.2 million, respectively. For the nine-month period ended July 31, 2003 and 2002, the Company's net revenues increased to $24,011,858 from $23,370,526, respectively. The increase in revenues was the result of the Company's efforts to expand its sales force and diversify its revenue sources. During the second quarter of fiscal 2003, the Company began to develop new product offerings, which are anticipated to achieve such diversification and revenue growth. The Company anticipates sales from these new products to commence in the fourth quarter of fiscal 2003.

Gross margins, as a percentage of net revenues, decreased to 20% for the three months ended July 31, 2003 from 28% for the three months ended July 31, 2002. Gross margins, as a percentage of net revenues, decreased to 21% for the nine months ended July 31, 2003 from 27% for the nine months ended July 31, 2002. The decrease in gross margin is primarily the result of the Company's shift in its product mix and revenue sources during fiscal 2003. Accordingly, gross margins as a percentage of revenues, will fluctuate from quarter to quarter. In addition, the Company has not begun to realize the anticipated effects of its new strategy to boost margins via new product development.

For the three months ended July 31, selling and marketing expenses decreased approximately 10% to $292,626 in fiscal 2003 from $324,264 in fiscal 2002. The decrease is the result of sales incentives and commissions paid in fiscal 2002. In fiscal 2003, the Company increased its sales force to support its new software partnerships and expand markets for its new products. Accordingly, the Company anticipates that its selling and marketing costs will increase in future periods. For the nine months ended July 31, selling and marketing expenses increased to $927,575 in fiscal 2003 from $885,460 in fiscal 2002, an increase of approximately 5%. The Company will continue to invest in its selling and marketing activities in order to support its new business initiatives and partnerships.

General and administrative expense for the three months ended July 31, 2003 decreased slightly to $1,139,723 from $1,178,209 for the same period in fiscal 2002. As a percentage of net revenues, general and administrative costs decreased slightly to 14% for fiscal 2003 from 18% in fiscal 2002. The decrease is attributable to a reduction in rent, maintenance and depreciation expense of approximately $33,000, a reduction in professional services of approximately $10,000 and increase of approximately $5,000 in salaries and benefits. For the nine-month period ended July 31, general and administrative expenses decreased approximately 5% to $3,515,543 in fiscal 2003 from $3,683,546 in fiscal 2002. The reduction of approximately $168,000 primarily is the result of overall decreased salaries and benefits in fiscal 2003 compared to fiscal 2002. Given its new business strategy, the Company has focused its resources on its development efforts and therefore has managed its general and administrative expenses relative to its revenue.

The Company commenced its research and product development (R&D) efforts in its second quarter of fiscal 2003. As a result the Company announced two of its new product offerings in the third quarter of fiscal 2003. The Company anticipates that sales for these products will commence during its fourth quarter of fiscal 2003. Accordingly, the Company incurred approximately $186,140 and $296,735 related to its research and product development efforts for the three and nine month periods ended July 31, 2003, respectively. The Company will continue to incur these expenses as new products are brought to market.

The Company reported net interest income of $937 for the three months ended July 31, 2003 compared to a net interest expense of approximately $6,339, for the same period in fiscal 2002. For the nine months ended July 31, 2003, other expense, including interest, decreased to $12,802 from $176,221 for the nine months ended July 31, 2002. The decrease is the result of the Company recording an impairment charge of $112,500 relating to the decline in market value of one of its investments during the second quarter of fiscal year 2002. In addition, the decrease can be attributable to the Company's reduction in its outstanding debt during fiscal 2003 as well as an overall decline in the short-term interest rate in fiscal 2003 compared to fiscal 2002.

For the three and nine month periods ending July 31, 2003, there was no provision for income taxes, as the Company has approximately $8.5 million in net operating loss carryforwards for income tax reporting purposes, which are available to offset current and future taxable income. A valuation allowance has been established against the associated deferred tax asset to reflect the asset at an amount that more likely than not will be realized.

The Company reported net income from continuing operations of $40,379 for the three months ended July 31, 2003, as compared to net income of $147,317 for the same period in the prior year. For the nine months ended July 31, the Company reported net income from continuing operations of $285,621 for fiscal 2003 as compared to a net income of $1,394,333 for fiscal 2002. This decrease was primarily the result of the Company's decline in gross margins during the three and nine months ended July 31, 2003.

FISCAL YEAR ENDED OCTOBER 31, 2002 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
2001

Net revenues for fiscal year ended October 31, 2002 ("fiscal 2002") increased approximately 13% to $29.2 million from $25.8 million for fiscal year ended October 31, 2001 ("fiscal 2001"). The increase was due to the commencement of a significant contract with Lockheed Martin in January 2002. We recognized approximately $2.5 million under the $10.5 million contract. We anticipate completion of this contract in July 2003; however, we are discussing other contracts with this customer, which could result in additional orders. No assurances can be given that such discussions will result in follow-on orders from this customer. As of October 31, 2002, we had unearned revenue of approximately $4.5 million, which primarily consisted of goods associated with the Lockheed Martin contract for which we have received milestone payments. In addition, we experienced growth in our OEM sales, consulting services sales and Federal Government sales in fiscal 2002 as a result of our focus on those markets. During fiscal 2002, we derived approximately 64% of our revenues from two customers.

During fiscal 2002, our revenues from our reselling activities increased to approximately $2.4 million from approximately $2.1 million in fiscal 2001. The increase is a result of our continued partnerships with certain software companies.

Gross profit for fiscal 2002 increased by approximately 10% to approximately $7.0 million from $6.4 million in fiscal 2001. The increase was the result of our revenue growth as both sales and gross profit had double digit increases in fiscal 2002. Gross profit as a percentage of net revenues during the same periods slightly decreased to 24.0% from 24.8%, which was the result of a downward economy and our effort to be more aggressive in our margins. In addition, gross margin in fiscal 2002 was negatively impacted by $526,000 for inventory obsolescence and shrinkage.

Selling and marketing expense significantly increased in fiscal 2002 by 64% to approximately $1.2 million from approximately $725,000 for fiscal 2001. During fiscal 2002, we opened regional sales offices in California and Massachusetts in our efforts to expand markets and produce revenue growth. Selling and marketing expense as a percentage of net revenues, increased 1% in fiscal 2002 to 4% from 3% in fiscal 2001.

General and administrative expense for fiscal 2002 increased 21% to $4.8 million from $4.0 million for fiscal 2001. As a percentage of net revenues, general and administrative expense slightly increased to 16% for fiscal 2002 from 15% for fiscal 2001. This increased was a result of our revenue growth in fiscal 2002. In addition, fiscal 2001 general and administrative expenses were significantly reduced as we settled certain liabilities for amounts less than previously recorded. Accordingly, all previously recorded accruals were reversed as the result of the settlement, which reduced general and administrative expenses. We will continue to manage general and administrative costs relative to our net revenue and gross margin.

In fiscal 2002 we recorded an impairment charge of approximately $132,000 related to our remaining goodwill of International Data Products ("IDP") as we had determined that it was permanently impaired. The remaining goodwill related to certain contracts, which had matured/expired in fiscal 2002. In addition, we recorded an impairment charge of approximately $165,000 related to our goodwill acquired in the purchase of Puerto Rico Industrial Manufacturing Operations ("PRIMO") as that operation was discontinued in October 2002. The impairment charge for PRIMO goodwill was included in discontinued operations.

Other expense, including interest, for fiscal 2002 increased to approximately $222,000 from approximately $184,000 for fiscal 2001. Interest expense, net decreased by approximately 54% to $73,000 in fiscal 2002 from $158,000 in fiscal 2001. This was a result of our significant reduction in our outstanding debt as well as a continual decline in short-term borrowing rates throughout fiscal 2002. In fiscal 2002, we recorded a one-time charge of $150,000, to reflect the permanent decline in market value for our investment in WIZnet, a private entity, based on its current year performance.

Net income available to common shareholders decreased approximately 207% in fiscal 2002 to $(1,115,186) from $1,047,041 in fiscal 2001. Included in net income is approximately $279,800 of income tax benefit. We currently have approximately $11 million in Net Operating Loss ("NOL") carryforwards, which may be used to offset future income. The $11 million deferred tax asset was fully reserved prior to October 31, 2002. As of October 31, 2002, a deferred tax asset of $400,000 was recognized based on fiscal 2003 estimated taxable income for which it may offset. A portion of the resulting tax benefit associated with the tax deductions relating to stock options exercised was credited to stockholders equity. Approximately $10.6 million of NOLs remain fully reserved as of October 31, 2002. This reserve will be released in future periods as we continue to generate taxable income for which the asset will be used to offset.

Fiscal 2001 net income available to common shareholders includes certain one-time and non-recurring increases to income available to common stockholders of $721,816 relating to the Series A Convertible Preferred Stock private placement with Briarcliff Investors LLC, which closed in March 2000 and the redemption of those preferred shares in August 2001 for $2.5 million. Net income available to common shareholders is also comprised of the accumulating 5% dividends on the Series A Convertible Preferred Stock for the period those shares were outstanding.

FISCAL YEAR ENDED OCTOBER 31, 2001 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
2000

Net revenues for fiscal year ended October 31, 2001 ("fiscal 2001") increased approximately 15% to $25.8 million from $22.5 million for fiscal year ended October 31, 2000 ("fiscal 2000"). The increase was primarily due to our growth with our OEM arrangements, consulting services and server appliance sales. We began our focus on the OEM and server appliance market in fiscal 2001. During Fiscal 2001, we derived approximately 51% of our revenues from three customers.

During fiscal 2001, our revenues from our reselling activities increased to approximately $2.1 million from approximately $176,000 in fiscal 2000. The increase is a result of our partnerships with certain software companies.

Gross profit for fiscal 2001 increased by approximately 27% to $6.4 million from $5.0 million. The increase is the result of our successful efforts in developing and deploying customized server appliances to the commercial marketplace. Gross profit as a percentage of net revenues during the same periods increased to 24.8% from 22.3%.

Selling and marketing expense significantly decreased for fiscal 2001 by 28% to approximately $724,000 from approximately $1.0 million for fiscal 2000. During fiscal 2001, we continued to reduce our expensive marketing programs and increased our marketing efforts through the use of cooperative marketing dollars, which contributed to the overall decrease. In addition, our OEM business strategy relies more heavily on combined sales and marketing efforts by us and the software and technology partner.

General and administrative expense for fiscal 2001 decreased 4% to approximately $4.0 million from approximately $4.1 million for fiscal 2000. As a percentage of net revenues, general and administrative expense slightly decreased to 15.3% for fiscal 2001 from 18.3% for fiscal 2000. The decrease from fiscal 2000 resulted primarily from our efforts to manage general and administrative costs relative to our net revenue and gross margin.

Other expense, including interest, for fiscal 2001 increased to approximately $184,000 from approximately $124,000 for fiscal 2000. This was the result a continual decrease in the short-term borrowing rates throughout fiscal 2001 offset by gains of $228,000 recognized on the sale of assets.

Cumulative Effect of Accounting Change. During 2001, we implemented Emerging Issues Task Force Issue No. 00-27, Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," to Certain Convertible Instruments (EITF 00-27). Issue 1 of EITF 00-27 modified the calculation of beneficial conversion feature discounts for convertible securities issued with detachable instruments for all transactions subject to EITF Issue No. 98-5. As a result of implementation of EITF 00-27, the beneficial conversion feature discount associated with our Series A Convertible Preferred Stock increased by $576,001. This non-cash item has been recorded by us as a cumulative effect of a change in accounting principle in accordance with EITF 00-27.

Net income available to common shareholders includes certain one-time and non-recurring increases to income available to common stockholders of $721,816 relating to the Series A Convertible Preferred Stock private placement with Briarcliff Investors LLC, which closed in March 2000 and the redemption of those preferred shares in August 2001 for $2.5 million. Net income available to common shareholders is also comprised of the accumulating 5% dividends on the Series A Convertible Preferred Stock for the period those shares were outstanding. For fiscal 2000, dividends to preferred stockholders included a non-cash deemed dividend of $529,411 for the beneficial conversion feature discount associated with the private placement of the preferred stock and $95,417 for the 5% dividend on the convertible preferred stock for the period those shares were outstanding. Net income available to common shareholders increased approximately 495% to $1,047,041 in fiscal 2001 from $175,837 in fiscal 2000. The increase is attributable to the growth in gross margins, which resulted from us moving away from our low margin legacy business and increasing our focus on the customized server appliance market. In addition, we have managed our selling, general and administrative costs relative to our net revenues and gross margin thereby increasing net income in fiscal 2001.

Liquidity and Capital Resources

The principal source of our cash is from our operations. For the nine months ended July 31, 2003, we produced approximately $234,631 in cash flow for our operating activities. We generated net income from continuing operations of $285,621, collected approximately $2,165,213 of its receivables, reduced and sold inventory of $631,395 and recognized deferred costs of $1,726,451. The cash generated was primarily used to pay accounts payable and accrued expenses of approximately $886,934. In addition, we recognized deferred revenue of $3,887,197.

Funds used for investing activities consisted of the purchase of property, equipment and leased assets of approximately $99,421. Net cash used for financing activities consisted of repayments of notes payable of $197,493.

On March 31, 2003, we amended our existing line of credit from $7.5 million to $3.5 million, with an expiration date of March 31, 2004, bearing interest at the lower of (a) prime rate or (b) the LIBOR Market Index Rate plus 2.5%. As of July 31, 2003, we had no advances on our line of credit; however, the available borrowing capacity was approximately $3.1 million.

On February 1, 2002, we executed a promissory note in conjunction with our line of credit in the amount of $725,000 with a maturity date of July 5, 2003. The note bears interest at the lower of (a) the Lender's Prime Rate per annum or (b) the LIBOR Market Index Rate plus 2.5%. On July 5, 2003, we satisfied the terms of the promissory note and repaid the outstanding balance. Accordingly, there was no outstanding balance on the promissory note as of July 31, 2003.

On April 1, 2002, we settled our litigation with Microsoft. In conjunction with the settlement, we executed a two-year promissory note with Microsoft for approximately $240,000 bearing interest at the prime rate and with a maturity date of May 2004. The note is payable in monthly payments of $10,000 plus accrued interest. As of September 1, 2003 the outstanding balance on the note was approximately $60,000.

As of July 31, 2003, we had working capital of approximately $4.5 million and cash on hand of approximately $1.0 million compared to working capital of approximately $3.9 million and cash on hand of approximately $751,323 as of October 31, 2002. The increase in working capital is due the collection of receivables, reduction of inventory and recognition of deferred contract revenues and costs. We believe the bank facility, together with cash on hand, and projected cash generated from operations will provide sufficient financial resources to finance our current operations through fiscal 2003.

In fiscal 2002, we generated approximately $5.6 million in cash flow from continuing operations. We generated cash from the collection of income tax receivables of approximately $1.3 million and the increase in our cash collected relating to unearned revenue of approximately $4.3 million. The cash generated was used to reduce accounts payable by approximately $454,000, accrued expenses by approximately $53,000 and payment of contract costs incurred but not recognized of approximately $2.0 million. We generally attempt to structure our customer sales and collection terms to minimize our dependency on outside financing of accounts receivable and material purchases. Our investing activities consisted of the purchases of approximately $704,000 for property and equipment, primarily for lease transactions with our customers.

Our financing activities during fiscal 2002 were provided by our bank line of credit with First Union/Wachovia Bank. The line of credit expires on March 31, 2003 and currently bears interest at the lower of (a) prime or (b) the LIBOR Market Index Rate plus two and one-half percent. As of December 31, 2002, we had an outstanding balance on the line of credit of approximately $0 and available borrowing capacity of approximately $2.8 million. For the quarter ended October 31, 2002, we were not in compliance with one of its financial covenants. On January 21, 2002, our bank issued a waiver to allow us to continue borrowing as needed on its line of credit.

In fiscal 2002, we received proceeds from the exercise of stock options of approximately $273,000. Approximately 228,000 shares of common stock were issued upon the exercise of these stock options. We recorded $119,000 of income tax expense associated with the benefit received for the stock option exercises.

In fiscal 1999, our subsidiary, IDP, had borrowing agreements with Deutsche Financial Services (DFS) for an aggregate of $25 million. The outstanding balance as of October 31, 1999 was approximately $4.7 million. In fiscal 2000, we executed an agreement terminating the borrowing arrangement whereby $3.25 million was repaid to DFS prior to December 31, 1999. Of the remaining outstanding balance, approximately $832,000 was converted to a 24-month note accruing interest at the prime rate and $750,000 was forgiven by DFS. We recorded the $750,000 as an extraordinary gain on the early extinguishment of debt in fiscal 2000.

We have obligations under our operating lease commitments of approximately $578,000 for fiscal 2003. In addition, we will receive approximately $328,000 in rental income, which will be used to offset our lease commitments.

From time to time, we may pursue strategic acquisitions or mergers, which may require significant additional capital. In such event, we may seek additional financing of debt and/or equity.

From time to time, we may pursue strategic acquisitions or mergers, which may require significant additional capital, and additional capital may be required to satisfy unusual or infrequent expenses. In such event, we may seek additional financing of debt and/or equity.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

Our significant contractual obligations as of July 31, 2003 are for debt and operating leases. Debt by year of maturity and future rental payments under operating lease agreements are presented below. As of July 31, 2003, we do not have an outstanding balance on our line of credit and do not have any firm purchase obligations. We have not engaged in off-balance sheet financing, commodity contract trading or significant related party transactions.


----------------------------------- ------------------------------------------------------------------------------
Contractual Obligations             Payments Due by Period

----------------------------------- ----------------- ---------------- --------------- ------------- -------------
                                         Total          Less than 1      1-3 years      4-5 years      After 5
                                                           year                                         years
----------------------------------- ----------------- ---------------- --------------- ------------- -------------
Notes payable - current                     $152,644         $152,644               -             -             -
----------------------------------- ----------------- ---------------- --------------- ------------- -------------
Notes payable - long term                    $63,548                -         $45,033       $18,515             -
----------------------------------- ----------------- ---------------- --------------- ------------- -------------
Operating lease                             $543,990         $421,918        $122,072             -             -
----------------------------------- ----------------- ---------------- --------------- ------------- -------------

Our management believes that these commitments will be satisfied with current operating cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk related to fluctuations in interest rates on our debt. Increase in prevailing interest rates could increase our interest payment obligations relating to variable rate debt. For example, a 100 basis point increase in interest rates would increase annual interest expense by $38,000.

                                    BUSINESS

GENERAL

We design, develop and manufacture custom computer servers and network security appliances. Our custom computer servers are designed to meet the precise needs of volume customers to reduce the customer's investments in logistics, integration capacity and support. Our network security appliances are developed in collaboration with some of the world's premiere software companies. We also develop proprietary software to optimize the performance of our security appliances. Our SteelCloud branded or co-branded appliances are specially designed and optimized to deliver a dedicated network service such as antivirus gateway protection, intrusion detection and secure content management.

We are focusing our efforts on the network security marketplace and on the creation of additional SteelCloud intellectual property. We are working toward the creation of our own new family of hardened (highly secured) appliances to be delivered as co-branded appliances with our software partners. Our primary business is to develop and manufacture products on an OEM ("Original Equipment Manufacturer") basis for strategic software, technology, and managed services partners that develop, implement and support Internet security and infrastructure solutions. With our strategic partners, we create and uniquely brand ready-to-use turnkey network server appliance solutions combining both hardware and software. We integrate our own, our partner's, or other third-party software, into a custom designed server platform. We manufacture the resulting product either under a co-branded name or our partner's brand name allowing the partner to deliver a complete turnkey solution. Our customers are our OEM partners rather than the end-user. The partner sells and distributes the OEM products developed by us. In addition to delivering computer products to the OEM market, we develop specialized servers and infrastructure products for large commercial and government integrators, and certain governmental agencies.

We enhance our product development and manufacturing capability by providing custom supply chain and logistics support services to our partners. Our consulting services organization provides clients with a seamless extension of their own IT organizations. Expert technical services include network analysis, security, design, troubleshooting and implementation. We provide Information Technology (IT) support services to the public sector as well as commercial customers. We are also a value-added reseller for the software products of our strategic partners and certain other software providers.

We are based in Dulles, Virginia and were founded in 1987. We were incorporated as Dunn Computer Corporation in Virginia on February 26, 1998 in connection with the reorganization of Dunn Computer Corporation, a Delaware corporation, which was incorporated on April 22, 1997. Our operating subsidiary, Dunn Computer Operating Company, was incorporated in Virginia in July 1987. Our other subsidiaries are International Data Products (IDP), acquired May 1998, STMS, Inc
(STMS), acquired September 1997, and Puerto Rico Industrial Manufacturing Operations Acquisition Corporation (PRIMO), incorporated in Puerto Rico in May 1998. In October 2002, we determined to discontinue PRIMO and thereby executed a plan to dispose of operations at that facility in fiscal 2003. Accordingly, the operation has been classified as "discontinued" in the financials statements for all years presented. In August 2003, we sold the physical assets of the PRIMO business for approximately $30,000. In addition, we contracted with a local Puerto Rican firm to provide its warranty and support obligations for the duration of their contracts. We commenced an initial public offering of 2,500,000 shares of common stock on April 22, 1997. The listing of our shares of common stock was moved from the Nasdaq National Market to the Nasdaq Small Cap Market on June 30, 2003.

Recent Developments

In June 2003, we entered into an agreement with Computer Associates International, Inc. to deliver a family of hardened, ready-to-deploy enterprise-class security appliance for intrusion detection and antivirus gateway protection based on Computer Associates' eTrust technology. Computer Associates is one of the largest software companies in the world and delivers software and services that enable organizations to manage their IT environments. In August 2003 we expanded our agreement with Computer Associates to include the marketing of our security appliances in Europe, Asia Pacific, Africa and the Middle East.

In July 2003, we were selected by Lockheed Martin to supply specialized servers to the Automated Package Processing System (APPS) program that will upgrade the existing parcel processing capability of the U.S. Postal Service. The servers will be installed in more than 74 postal service locations. Our contract has an initial estimated value of more than $2.8 million with contract options for an additional $3.2 million. Initial delivery orders for more than 100 systems have been shipped by us and production shipments are expected to begin in the fall of 2003. Two of Lockheed Martin's subcontractors on the APPS program have also ordered approximately $250,000 in systems from us and have indicated plans to order additional systems.

In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software. The new security appliances using the Windows platform server were demonstrated in Las Vegas, Nevada in July 2003 at an event hosted by our partner Computer Associates.

In August 2003, we signed agreements with three leading channel partner organizations to resell our new line of network security appliances. The channel partners are Technisource, the systems and solutions division of Modcomp, Inc., which in turn is a subsidiary of CSP Inc.; Track Computer Center; and ADI Computer Systems. Each channel partner will market, sell, deliver and install our hardened security appliances that have been optimized for Computer Associates' eTrust technology.

In September 2003, we entered into an agreement to sell our hardened security appliances to reseller customers in North America through Arrow Electronics, Inc. Our ready-to-deploy appliances are based on Computer Associates International's (CA) globally acclaimed eTrust family of security solutions and our proprietary Secure Console (SC(2)) software. Arrow Electronics is one of the world's largest electronic distributors with approximately $7.4 billion in worldwide sales. We anticipate that Arrow will provide our US Channel Partners with an efficient and effective means to purchase our security appliances. Additionally, we anticipate that Arrow's supply-chain services will provide our reseller organizations in North America with all the tools they need to market our security appliances, from online ordering and reporting to financial services to product launch support.

Our principal executive offices are located at 1306 Squire Court, Dulles, Virginia 20166. Our main telephone number is (703) 450-0400. Inquiries may also be sent to us at info@steelcloud.com for sales and general information or ir@steelcloud.com for investor relations information.

OUR PRODUCTS AND SERVICES

We offer network appliances, custom computer servers, and consulting services. We believe we operate in one segment, information technology.

NETWORK SERVER APPLIANCES: We partner with leading software and technology companies to create uniquely branded, ready-to-use turnkey network server appliance solutions combining both hardware and software. We integrate our own or our partner's software onto a custom designed server platform, running Linux, FreeBSD, Microsoft NT/2000 or a special embedded version of Microsoft's Windows server. This process results in an optimized, tested, and certified appliance, unique to the OEM partner, which is ready to deploy and use when it arrives at the customer site. We have leveraged our years of experience developing and managing custom server platforms for mission-critical Department of Defense ("DOD") and security programs to create a unique methodology for addressing the OEM market. The appliance becomes a "product" of the respective OEM partner, which in turn markets the appliance through its normal distribution channels. For our appliance customers, we offer much more than hardware manufacturing. We assemble a package of design, support, and logistical services that are custom tailored for each particular software company, thereby augmenting the partner's internal capabilities. In essence, we take responsibility for those tasks necessary to successfully bring an appliance to market, which are impractical for our software partners to perform.

We believe that our unique approach to the server appliance market (collaborating with leading software manufacturers and leveraging their significant product marketing and sales efforts) enables us to realize economies of scale in development, sales, and marketing far greater than our revenue would indicate under a more traditional strategy. We also believe that risks relating to R&D (research and development) and inventory are also greatly reduced through our OEM partnership approach.

Infrastructure Products: We design, develop and manufacture specialized custom servers, which are configured with single, dual, or quad Intel Pentium III, IV, or Xeon processors. These servers are designed to give its customers with unique requirements the highest level of performance, reliability, and manageability available in the market today. We combine our hardware offerings with specialized software integration and logistics programs to give our custom server customers unique solutions unavailable from the traditional hardware-only vendors.

We believe that our infrastructure/custom server products are best suited to address the high volume needs of the federal government. We team with large federal integrators as our primary channel for delivering our specialized servers.

Consulting Services: We provide an array of consulting services surrounding the technologies addressed by our server appliances. Our consulting services include network and security analysis, design and implementation, as well as help desk consulting. These services are primarily delivered in the form of short-term (less than three months) projects. Our consulting services are performed for a fixed-fee or on an hourly labor basis at the pre-negotiated price and estimated levels of effort. We act as a value-added reseller for certain software products that are delivered as a part of our consulting services. In some cases, we provide our appliance customers with additional technical services that complement their appliance implementation.

Specific project-based services that we perform include network analysis, network design, systems implementation, virus protection, network security, software migrations, messaging system migrations and complete help desk implementation and support. We maintain expertise in specific areas and technologies rather than general knowledge in many IT (information technology) areas. We provide highly skilled professionals and services that leverage our experience for maximum benefit to the client. Project management is the key component of our operational strategy and success in project-based engagements to ensure each project is delivered in accordance with the customer's expectation and our profitability objectives.

We also provide network support services in the form of fixed-rate hourly engineering services. Client contracts range in duration from one month to three years.. Staffing services consist of placing one or more network engineers, user support technicians, or programmers on-site with a client. These professionals perform work as a "virtual" employee for the client and typically work under the direction of the client's management. Hourly rates for staffing engagements are normally lower than for project-based engagements; however, the contracts usually have substantially longer periods of performance. Our success in this area is achieved largely due to contract renewals and increasing staffing requirements from existing customers.


COMMERCIAL CONTRACTS

Through July 31, 2003, the Company generated approximately $7.4 million or 31% of its total net revenues from contracts and awards with Lockheed Martin for the nine-month period then ended. Given the nature of the products manufactured by the Company as well as the delivery schedules established by its partners, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. The Company anticipates that concentration levels will decrease as its customer base and new product offerings expand in future periods. Future revenues and results of operations could be adversely affected should these customers reduce their purchases, eliminate product lines or choose not to continue to buy products and services from SteelCloud.

In June 2003, we entered into an agreement with Computer Associates International, Inc. to deliver a family of hardened, ready-to-deploy enterprise-class security appliance based on Computer Associates' eTrust technology, which provides comprehensive threat management, identity management and access management across the full range of platforms and applications. The first set of appliances delivered under this agreement will feature eTrust Antivirus, a powerful and cost-effective solution for protecting enterprise environments from viruses and malicious code. The anti-virus gateway (AVG) appliance models 3000 and 5000 are scheduled for availability in July 2003. In addition, we are currently developing a family of intrusion detection system
(IDS) appliances using Computer Associates' eTrust Intrusion Detection, which can identify attacks directed at customers' businesses and automatically mount effective defenses. The IDS appliances are scheduled for general availability in the fall of 2003. The resultant products are different from previous SteelCloud appliances in that they are branded solutions integrated with our proprietary SteelCloud Secure Console (SC2) software.

In July 2003, we were selected by Lockheed Martin to supply specialized servers to the Automated Package Processing System (APPS) program that will upgrade the existing parcel processing capability of the U.S. Postal Service. The servers will be installed in more than 74 postal service locations. Our contract has an initial estimated value of more than $2.8 million with contract options for an additional $3.2 million. We have shipped initial delivery orders for more than 100 systems and full production is expected to begin in the fall of 2003. Two of Lockheed Martin's subcontractors on the APPS program have also ordered approximately $250,000 in systems from us and have indicated plans to order additional systems.

In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software.

In August 2003, we signed agreements with three leading channel partner organizations to resell our new line of network security appliances. The channel partners are Technisource, the systems and solutions division of Modcomp, Inc., which in turn is a subsidiary of CSP Inc.; Track Computer Center; and ADI Computer Systems. Each channel partner will market, sell, deliver and install our hardened security appliances that have been optimized for Computer Associates' eTrust technology.

MANUFACTURING AND PRODUCTION

Our production operations are capable of assembling 100,000 systems per year in our existing Dulles, Virginia facility on a three-shift basis. We are currently operating on a single shift basis.


COMPETITION AND MARKETING

The markets for our products and services are highly competitive. Many of our competitors offer broader product lines and have substantially greater financial, technical, marketing and other resources. These competitors may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than our arrangements.

We compete with a large number of computer systems integrators, custom computer manufacturers, resellers, and IT services companies. We believe it is likely that these competitive conditions will continue in the future. There can be no assurance we will continue to compete successfully against existing or new competitors that may enter markets in which we operate.

Our principal competitors are general-purpose server manufacturers including Nokia, Sun Microsystems and Dell. We also compete with system integrators such as Avnet and Pioneer Standard Electronics. In addition, we compete with smaller companies such as Network Engines that specialize in building server products and providing some level of integration services.

FEDERAL GOVERNMENT MARKET. The emergence of the GSA Schedule, which is a list of pre-approved vendors from which the Government and/or federal agencies may purchase goods and services, as a significant procurement vehicle has enabled traditional mass-market commercial computer companies to be more responsive to government requirements and become more competitive with us in the Federal Government Market. We believe that the Government's selection criteria for vendor selection consist of price, quality, familiarity with the vendor, and size and financial capability of the vendor. The government has increased the amount of information technology products acquired through the GSA Schedule. Because we primarily target custom computer procurements, we rarely compete with national commercial computer manufacturers such as Dell Computer Corporation and Hewlett-Packard in the federal market.

COMMERCIAL MARKET. The information technology industry is highly competitive. Pricing is very aggressive in the industry and we expect pricing pressures to continue. The industry is also characterized by rapid changes in technology and customer preferences, short product life cycles and evolving industry standards.

The commercial market for our IT products and services is a highly fragmented market served by thousands of small value-added resellers and specialized manufacturers. These companies typically service a small geographic area and resell national brand computer and/or network hardware. We believe our consulting services group can compete effectively in the Washington, DC metropolitan market because we provide engineering services in conjunction with our turnkey server appliances and products from our strategic partners; e.g., Cisco, Microsoft, and Intel. We believe that our ability to integrate our server systems with networking products also gives our consulting services group a competitive advantage.

In the OEM server appliance market, the principal elements of competition are product reliability, quality, customization, price, customer service, technical support, value-added services, and product availability. There can be no assurance that we will, in the future, be able to compete effectively against existing and future competitors.

MARKETING. We market our products and services to software manufacturers, their channel partners, select commercial accounts, and the federal government. We use an in-house sales force and program managers to market our products and services. We market our products and services worldwide, either directly through our own sales personnel, or through the marketing organizations of our appliance partners. We believe that marketing is important for all of our target markets. With our goal of increasing margins, we expanded our appliance business model to encompass more direct control in the development and marketing of our appliances.

We strive to build a strong relationship with our customers. We believe that a key to building customer loyalty is a team of knowledgeable and responsive account executives and a knowledgeable technical and support staff. We assign each customer a trained account executive, to whom subsequent calls to SteelCloud will be directed. The account executive is augmented with a program manager for our larger customers. We believe that these strong one-on-one relationships improve the likelihood that the customer may consider us for future purchases. We intend to continue to provide our customers with products and technical services that offer the customer the best value.

We use electronic commerce technologies in our marketing efforts and believes that our customers will continue to expand and utilize these technologies. The Internet is being used by customers to advertise opportunities and to reference vendor information. We maintain a web site on the Internet referencing our GSA catalogue and product offerings. We are capable of accepting sales and processing payments over the Internet.


SUPPLIERS

We devote significant resources to establishing and maintaining relationships with our key suppliers. Where possible, we purchase directly from component manufacturers such as Intel, Microsoft and Cisco among others. We also purchase multiple products directly from large national and regional distributors such as TechData Corporation and Ingram Micro.

Certain suppliers provide us with incentives in the form of discounts, rebates, credits, and cooperative advertising, and market development funds. We must continue to obtain products at competitive prices from leading suppliers in order to provide competitively priced products for our customers. In the event we are unable to purchase components from existing suppliers, we have alternative suppliers we can rely upon. We believe our relationships with our key suppliers to be good and believe that generally, there are multiple sources of supply available should the need arise.


PATENTS, TRADEMARKS, AND LICENSES

We are developing a family of hardened (highly secured operating system) security appliances that we will offer as SteelCloud product or as co-branded appliances with our software partners. Accordingly, we commenced our research and development ("R&D") activities associated with these new product offerings in our second quarter of fiscal 2003. The result of this work has been new appliance platforms that can be easily tailored to the needs of a particular software package or technology and SteelCloud Secure Console (SC2). For the nine months ended July 31, 2003, we incurred research and development costs of approximately $296,735 in support of our new business strategy. We will continue to incur these costs as these products are brought to market. We anticipate that these products will be released to market in the latter part of fiscal 2003.

We also develop proprietary software to optimize the performance of our security appliances, such as SC2, our new proprietary secure management software. We are currently focusing our efforts on the network security marketplace and on the creation of additional SteelCloud intellectual property. We believe that the intellectual property ("IP") we have developed will enable us to improve margins and increase revenues.

In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software.

We also work closely with computer product suppliers and other technology developers to stay abreast of the latest developments in computer technology. While we do not believe our continued success depends upon the rights to a patent portfolio, there can be no assurance that we will continue to have access to existing or new technology for use in our products. Because most software used on our computers is not owned by us, we have entered into software licensing arrangements with several software manufacturers.

We conduct our business under the trademarks and service marks of "SteelCloud", "SteelCloud Company", "Dunn Computer Corporation," "International Data Products," and "IDP." We believe our trademarks and service marks have significant value and are an important factor in the marketing of our products.


EMPLOYEES

As of September 30, 2003, we had 87 employees. Of this total, 4 were employed in an executive capacity, 10 in sales and marketing, 10 in administrative capacities, 47 in technical and/or services and 16 in operations. As of January 20, 2003, we had 76 employees. None of our employees are covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

We believe that our future success depends in large part upon our continued ability to attract and retain highly qualified management, technical, and sales personnel. The computer industry's shortage of trained and experienced technicians has eased over the past twelve months. We have an in-house training and mentoring program to develop our own supply of highly qualified technical support specialists. There can be no assurance, however, that we will be able to attract and retain the qualified personnel necessary for our business.

INVENTORY

We have traditionally and will continue to purchase inventory to fill orders received from our customers. We minimize our inventory held for warranty purposes and do not purchase inventory for speculative purposes.

PROPERTIES

We lease approximately 35,000 square feet at our facility in Dulles, Virginia, which is used as our principal executive offices, for manufacturing and administrative services. Pursuant to the lease, which expires in February 2005, we pay approximately $27,000 per month in rent. We also lease 4,800 square feet of warehouse space at an off-site location in Dulles, Virginia at a rate of $4,015 per month. This warehouse is primarily used to store and maintain certain inventory and files at a secure off-site location.

In addition, we opened sales offices in California and Massachusetts in fiscal 2002. We do not lease any space for these offices since its salespersons are based out of their respective residences.

LEGAL PROCEEDINGS

There are routine legal claims pending against us that occur in the ordinary course of business, but in the opinion of our management, liabilities, if any, arising from such claims will not have a material adverse effect on our financial condition and results of operation.

We are not currently a party in any material legal proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 10, 2002, we dismissed Ernst & Young LLP as our independent certified public accountants. During the fiscal years ended October 31, 2001 and 2000 the reports by Ernst & Young on our financial statements did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years and subsequent period up to October 10, 2002, there were no disagreements with our former accountant, Ernst & Young, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Ernst & Young's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, other than the matter discussed below.

As discussed on our quarterly financial conference call held on June 6, 2002, for the quarter ended April 30, 2002, we had a difference of opinion with Ernst & Young with respect to revenue recognition relating to a contractual arrangement between us and one of our customers for the delivery of assembled computer units. The arrangement provides the customer with the ability to order and pay for certain components to be included in the units prior to delivery of the completed units. Ernst & Young concluded that the payments received from the customer relating to such components should be deferred and recognized as revenue concurrent with the delivery of the completed units as delivery of the components had not yet occurred, and there remained services to be rendered and obligations to be satisfied. Ernst & Young discussed this matter with members of our Audit Committee and members of our Board of Directors. After our management discussed Ernst & Young's opinion with members of our Audit Committee, we accepted Ernst & Young's opinion and adopted the accounting treatment suggested by Ernst & Young with respect to revenue recognition in connection with this matter and we do not continue to have a difference of opinion with Ernst & Young with respect to this matter.

On October 11, 2002, upon receipt of approval of the Audit Committee of our Board of Directors, we engaged Grant Thornton LLP to serve as our independent certified public accountants. During our two most recent fiscal years, and during any subsequent period through October 11, 2002, we did not consult with Grant Thornton LLP on any accounting or auditing issues.

 We have authorized Ernst & Young to respond fully to any inquiries of Grant Thornton LLP concerning the subject matter discussed above.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information regarding the directors, including the nominees, and executive officers of SteelCloud:


------------------------------------------ -------- -------------------------------------------------------------
Name                                       Age      Position
------------------------------------------ -------- -------------------------------------------------------------
Thomas P. Dunne                            60       Chairman of the Board, Chief Executive Officer, Class III
                                                    Director
------------------------------------------ -------- -------------------------------------------------------------
Edward Spear                               55       President, Chief Operating Officer, Class III Director,
                                                    Secretary
------------------------------------------ -------- -------------------------------------------------------------
Kevin M. Murphy                            31       Vice President, Finance & Administration, Assistant Secretary
------------------------------------------ -------- -------------------------------------------------------------
Brian Hajost                               46       Executive Vice President
------------------------------------------ -------- -------------------------------------------------------------
Jay Kaplowitz                              56       Class I Director
------------------------------------------ -------- -------------------------------------------------------------
Richard Prins                              45       Class I Director
------------------------------------------ -------- -------------------------------------------------------------
James Bruno                                67       Class II Director
------------------------------------------ -------- -------------------------------------------------------------
VADM E. A. Burkhalter, Jr. USN             73       Class II Director
------------------------------------------ -------- -------------------------------------------------------------
Benjamin Krieger                           64       Class III Director
------------------------------------------ -------- -------------------------------------------------------------

All Directors are elected to staggered three-year terms. Each Director holds office until a successor is elected and qualified unless the Director dies, resigns, or is removed from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. There are currently seven Directors on our Board of Directors. Set forth below is a biographical description of each of our Directors and Officers:

THOMAS P. DUNNE has been Chairman and Chief Executive Officer of SteelCloud, Inc. since he founded the company in 1987. From 1982 to 1987, Mr. Dunne was the Director of Sales of Syntrex, Inc., a corporation that supplies computer hardware and software to the legal profession. Prior thereto, Mr. Dunne spent 12 years with the computer division of Perkin Elmer Corporation, where he held several positions, including Director of North American Sales.

EDWARD SPEAR has been President, Chief Operating Officer, Secretary and a Class III Director of SteelCloud since September 2000. Prior to his current position he held various positions within operations for SteelCloud since 1995. From 1992 to 1994 Mr. Spear owned and operated his own retail business. From 1989 to 1992, Mr. Spear was Vice President of Operations for NRM Steelastic, a company engaged in the manufacture of capital equipment. Prior thereto, Mr. Spear was Vice President of C3, Inc., a federal computer systems integrating company, which he joined in 1974.

KEVIN M. MURPHY has been Vice President of Finance and Administration and Assistant Secretary of SteelCloud since May 2000. Prior to his current position, Mr. Murphy served as Chief Accounting Officer and Controller of SteelCloud. Prior thereto, Mr. Murphy was employed by Ernst & Young, LLP where he served as a manager in the audit practice. Mr. Murphy holds a Bachelor of Business Administration degree from James Madison University. He is also a Certified Public Accountant.

BRIAN H. HAJOST has been Executive Vice President in charge of sales, marketing and investor relations since June 2001. Mr. Hajost has spent 23 years in high tech, the last 15 years in the enterprise software field. He has held various executive and management jobs with TREEV, CheckFree/SSI, Wang, GEISCO, and Docutel/Olivetti. Mr. Hajost graduated with a Bachelor of Science degree in Industrial Marketing from Miami University, Oxford, Ohio.

JAY M. KAPLOWITZ has been a Class I Director since September 2000. Mr. Kaplowitz is a founding partner of the law firm Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, SteelCloud's Securities Counsel in the United States. Mr. Kaplowitz has more than twenty-five years experience in corporate, banking and securities law. He has negotiated and structured numerous financial and business transactions and has extensive expertise in public and private equity and debt offerings. He received a JD from Boston University, and a BA from Brooklyn College, City University of New York.

RICHARD PRINS has been a Class I Director since June 2001. Mr. Prins has over 18 years experience in public and private equity related financings and mergers and acquisitions. He is currently Senior Vice President and the Director of Investment Banking at Ferris, Baker Watts, Inc. Prior to joining FBW in 1996, Mr. Prins served as Senior Vice President and Managing Director for the Investment Banking Division of Crestar Securities Corporation. Before joining Crestar in 1988, he spent five years with a leverage buyout group, The Tuscarora Corporation. He holds a Bachelor of Arts degree from Colgate University and a Master of Business Administration from Oral Roberts University. Mr. Prins currently serves on the Board of Directors of Startec Global Communications Corp. (NASDAQ: STGC) and Amphastar, Inc.

JAMES BRUNO has been a Class II Director of SteelCloud since September 2000. Mr. Bruno was formerly President of Syntrex Corporation, prior to which he served as President of the Computer Division of Perkin Elmer Corporation. He had formerly served in various management positions with Electronic Associates, Inc. Mr Bruno has extensive experience in the computer industry, as well as corporate acquisitions. He has served as a consultant to SteelCloud in 1998 and 1997.

VICE ADMIRAL E. A. BURKHALTER, JR., USN (Ret.) has been a Class II Director of SteelCloud since January 1997. Mr. Burkhalter is currently the President of Burkhalter Associates, Inc., a consulting firm providing services in the areas of international and domestic strategy, management policy and technology applications, for both government and industry. Mr. Burkhalter spent 40 years as a member of the United Stated Navy, during which time he held several positions, including Director of Strategic Operations for the Chairman of the Joint Chiefs of Staff. He is currently the Chairman of the Attorney General's Policy Advisory Panel for Law Enforcement Technology, a member to the Defense Intelligence Agency Leadership Council. He is also a trustee of the US Naval Academy Foundation, and president of the Benedictine Foundation.

BENJAMIN KRIEGER has been a Class III Director of SteelCloud since September 1999. Mr. Krieger is currently a partner with WhiteKnight Solutions, LLC, a business consulting firm that specializes in acquisitions, divestitures and strategic alliances. Mr. Krieger was formerly a partner with Corporate Development International, an international company search firm, where he specialized in the pulp and paper, packaging, graphic arts and distribution industries. Prior to CDI, he was President, CEO and a Director of Ris Paper Company. Mr. Krieger began his career with the Mead Corporation where he was promoted through the company during his 25 year tenure.

COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee (the "Audit Committee"), the members of which are James Bruno, VADM Burkhalter and Dick Prins. The Audit Committee is composed of independent directors, as defined by Rule 4200 (a) (14) of the National Association of Securities Dealers, Inc. The Audit Committee functions pursuant to a written charter, which was adopted by the Board in fiscal 2001. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, recommending to the Board of Directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with our independent auditors and officers, reviewing with our officers the scope and nature of SteelCloud 's internal accounting controls and reporting to the Board of Directors on the Audit Committee's activities, conclusions and recommendations. During fiscal 2002, the Audit Committee met on four occasions.

The Board of Directors has a Compensation Committee (the "Compensation Committee"), the members of which are James Bruno, VADM Burkhalter and Ben Krieger. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, determining compensation packages for the Chief Executive Officer and the President and Chief Operating Officer of SteelCloud, establishing salaries, bonuses and other compensation for our executive officers and with administering our 1997 and 2002 Incentive Stock Option Plans (the "Stock Option Plans"), our 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"), and recommending to the Board of Directors changes to such plans. The Compensation Committee met once during fiscal 2002.

The Board of Directors has an Executive Committee (the "Executive Committee"), the members of which are Thomas P. Dunne, Edward Spear and James Bruno. The Executive Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, recommending to the Board of Directors the criteria for candidates to the Board of Directors, the size of the Board of Directors, the number of committees of the Board of Directors and their sizes and functions, and the nomination and selection of Board of Directors' candidates and committee members and rotation of committee members. In addition, the Executive Committee is responsible for establishing and implementing an annual evaluation process for the chief executive officer and the Board of Directors and periodically assessing the overall composition of the Board of Directors to ensure an effective membership mix and, when appropriate, recommending to the Board of Directors a chief executive officer succession plan and succession process. The Executive Committee met twice during fiscal 2002.

COMPENSATION OF DIRECTORS

We have not paid, and do not presently propose to pay, cash compensation to any Director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings. In September 2000, we granted each of our outside Directors a stock option to purchase 50,000 shares of SteelCloud's common stock at an exercise price of $1.22 per share. We believe the exercise price of $1.22 per share was the fair market value at the time of the grants. In August 2001, we granted each of our outside Directors a stock option to purchase 50,000 shares of SteelCloud's common stock at an exercise price of $0.66 per share. We believe the exercise price of $0.66 per share was the fair market value at the time of the grants. In January 2003, we granted each of our outside Directors a stock option to purchase 25,000 shares of SteelCloud's common stock at an exercise price of $1.05 per share. We believe the exercise price of $1.05 per share was the fair market value at the time of grants. All of the options granted to the outside directors were pursuant to our 1997 Stock Option Plan described below.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by SteelCloud during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who were paid in excess of $100,000 ("Named Officers").

Summary Compensation Table


-------------------------------------------------- ---------- ------------------------------ ----------------------
            Name and Principal Position                             Annual Compensation
-------------------------------------------------- ---------- ----------------- ------------ ----------------------
                                                                                                Number of Options
                                                       Year       Salary ($)      Bonus ($)          Granted
-------------------------------------------------- ---------- ----------------- ------------ ----------------------
Thomas P. Dunne                                        2002        $240,000           -0-                 40,000
Chairman and Chief Executive Officer                   2001        $240,000           -0-                200,000
                                                       2000        $240,000           -0-                    -0-
-------------------------------------------------- ---------- ----------------- ------------ ----------------------
Edward Spear                                           2002        $200,000           -0-                 30,000
President and Chief Operating Officer                  2001        $200,000           -0-                    -0-
Secretary                                              2000        $200,000           -0-                200,000
-------------------------------------------------- ---------- ----------------- ------------ ----------------------
Kevin M. Murphy                                        2002        $150,000           -0-                 20,000
Vice President, Finance and Administration             2001        $125,000           -0-                    -0-
Assistant Secretary                                    2000        $125,000           -0-                 50,000
-------------------------------------------------- ---------- ----------------- ------------ ----------------------
Brian H. Hajost                                        2002        $170,000           -0-                 16,000
Executive Vice President                               2001       $65,385(1)          -0-                250,000
-------------------------------------------------- ---------- ----------------- ------------ ----------------------

(1) Commenced employment June 18, 2001.

                        Option Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted to each of the named officers in the Summary Compensation Table for the fiscal year ending October 31, 2002:


---------------------- --------------- --------------- ------------ ------------- ---------------------------------
                                       Percentage of
                                         Total of
                          Number of       Options
                            Shares       Granted to                                 Potential Realizable Value at
                          Underlying      Employees      Exercise                   Assumed Annual Rates of Stock
                           Options         During        price per   Expiration     Price Appreciation for Option
      Name                 Granted       Fiscal Year       share        Date                  Term (1)
---------------------- --------------- --------------- ------------ ------------- ---------------------------------
                                                                                       5%                10%
---------------------- --------------- --------------- ------------ ------------- --------------- -----------------
Thomas P. Dunne            40,000           12%           $1.20       1/21/07            $11,493          $ 25,397
---------------------- --------------- --------------- ------------ ------------- --------------- -----------------
Edward Spear               30,000            9%           $1.20       1/21/07            $ 8,620          $ 19,048
---------------------- --------------- --------------- ------------ ------------- --------------- -----------------
Kevin M. Murphy            20,000            6%           $1.20       1/21/07            $ 5,747          $ 12,699
---------------------- --------------- --------------- ------------ ------------- --------------- -----------------
Brian H. Hajost            16,000            5%           $1.20       1/21/07            $ 4,597          $ 10,159
---------------------- --------------- --------------- ------------ ------------- --------------- -----------------


------------

(1) The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast appreciation of the Common Stock.

                          Fiscal Year-End Option Values

The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of October 31, 2002. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of SteelCloud's Common Stock as of October 31, 2002.


-------------------------- ------------------------------------------------ -------------------------------------
                            Number of Shares Subject to Unexercised Options         Value of In-the-Money
                                           at Fiscal Year-End                   Options at Fiscal Year End (1)
-------------------------- ------------------------------------------------ -------------------------------------
            Name                  Exercisable            Unexercisable           Exercisable       Unexercisable
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Thomas P. Dunne                          90,000                  150,000           $11,500            $34,500
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Edward Spear                            207,917                   37,083              -                  -
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Kevin M. Murphy                          85,417                    9,583              -                  -
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Brian H. Hajost                          50,000                  187,500           $24,500            $91,875
-------------------------- ----------------------- ------------------------ ------------------- -----------------

-------------

(1) Based on the closing bid price of SteelCloud's Common Stock of $1.04 per share on October 31, 2002.

EMPLOYMENT AGREEMENTS

We have an employment agreement with Thomas P. Dunne. The agreement for Mr. Dunne has a term of three years commencing April 1997 and automatically renew for additional one-year terms unless terminated by either SteelCloud or the employee. The agreement provides for a $240,000 salary and a bonus at the discretion of our board of directors. The bonus may not exceed the lesser of 5% of SteelCloud's pre-tax income for the preceding fiscal year or $250,000.

INCENTIVE STOCK OPTION PLAN

Under our 1997 Stock Option Plan (the "1997 Option Plan"), options to purchase a maximum of 2,750,000 shares of common stock of SteelCloud (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of SteelCloud and certain other persons who provide services to us. As of October 6, 2003 there were 1,894,160 options to purchase shares of common stock outstanding pursuant to the Option Plan.

Under our 2002 Stock Option Plan (the "2002 Option Plan"), options to purchase a maximum of 750,000 shares of common stock of SteelCloud (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of SteelCloud and certain other persons who provide services to us. As of July 31, 2003 there were 750,000 options to purchase shares of common stock outstanding pursuant to the Option Plan.

EMPLOYEE STOCK PURCHASE PLAN

In August, 1998, the Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may purchase SteelCloud stock through a payroll deduction plan. The purchase price of the stock is 85% of the market price. All employees, including officers but not directors, are eligible to participate in this plan. None of the Named Officers participated in this plan during fiscal 2002. Executive officers whose stock ownership of SteelCloud exceeds five percent of the outstanding common stock are not eligible to participate in this plan.

RETIREMENT PLANS

We established a discretionary contribution plan effective May 1, 1999 (the "401(k) Plan") for our employees who have completed one month of service with us. The 401(k) Plan is administered by Fidelity Investments and permits pre-tax contributions by participants pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), up to the maximum allowable contributions as determined by the Code. We may match participants' contributions on a discretionary basis. In fiscal 2002, we contributed $.50 for each $1.00 contributed by the employee up to a maximum of 6% of the employee's annual compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Board of Directors has a Compensation Committee comprised of James Bruno, VADM Burkhalter and Ben Krieger. All Compensation committee members are independent pursuant to Rule 4200 (a)(14) of the National Association of Securities Dealers, Inc.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 31, 2002 with management and has received the written disclosures and the letter from Grant Thornton LLP, our independent auditors, required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with Grant Thornton our audited financial statements for the fiscal year ended October 31, 2002, including among other things the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by our management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

Based on these discussions with Grant Thornton and the results of the audit of our financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002. The members of the Audit Committee are VADM Burkhalter, Jr., James Bruno and Richard Prins. Each of the above named Audit Committee members is an independent director as defined by Rule 4200 (a)(14) of the National Association of Securities Dealers, Inc.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

SteelCloud's officer compensation policy is to offer a package that includes a competitive salary, an incentive bonus based upon achievement of our financial objectives and of individual performance goals, and competitive benefits. We also encourage broad-based employee ownership of our stock through an employee stock purchase plan in which key employees, who own less than 5% of the outstanding stock, are eligible to participate. Our compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan financial performance goals and bonus plan allocations. The Committee also reviews guidelines for compensation, bonus, and stock option grants for all employees. Officers of SteelCloud are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors in the computer and other relevant industries.

Mr. Dunne, pursuant to his employment agreement is eligible for a financial performance bonus of up to 5% of pre-tax income of SteelCloud, not to exceed $250,000.

                             STOCK PERFORMANCE GRAPH

The graph below provides an indicator of cumulative total return on our common stock as compared with the Russell 3000 Index and the Nasdaq Computer and Data Index during the period from November 1, 1997 through the end of fiscal 2002. The graph shows the value, at the end of each fiscal quarter, or $100 invested in our common stock or the indices on November 1, 1997 and assumes reinvestment of all dividends. The graph depicts the change in the value of our common stock relative to the noted indices as of the end of each fiscal quarter and not for any interim period. Historical stock price performance is not necessarily indicative of future stock performance.

SteelCloud, Inc. Stock Performance Chart


   Measurement                     SteelCloud                               Russell 3000               Nasdaq
     Period                      Closing Price*     SCLD      R3000 CP          Index         NICP      Index
---------------------------------------------------------------------------------------------------------------
  Nov-97............                   8.25         97.06      533.080         113.26         664.950   111.80
  Feb-98............                   8.31         97.80      583.580         123.99         761.300   128.00
  May-98............                   8.06         94.86      601.060         127.71         742.880   124.91
  Aug-98............                   3.50         41.88      514.670         109.35         713.800   120.02
  Oct-98............                   2.88         33.82      590.080         125.37         857.760   144.22
  Jan-99............                   4.19         49.29      686.630         145.89        1371.800   230.65
  Apr-99............                   2.09         24.59      715.490         152.02        1293.830   217.54
  Jul-99............                   2.75         32.35      712.370         151.36        1365.120   229.53
  Oct-99............                   1.19         14.00      726.500         154.36        1613.720   271.33
  Jan-00............                   2.63         30.88      761.730         161.84        2212.470   372.00
  Apr-00............                   2.44         28.68      797.060         169.35        2253.900   378.97
  Jul-00............                   1.75         20.59      781.090         165.96        2243.840   377.27
  Oct-00............                   1.00         11.76      788.020         167.43        1986.810   334.06
  Jan-01............                   1.19         14.00      749.980         159.35        1475.980   248.17
  Apr-01............                   0.53          6.24      686.120         145.78        1061.150   178.42
  Jul-01............                   0.70          8.24      665.490         141.40        1008.740   169.61
  Oct-01............                   0.85         10.00      582.220         123.70         821.640   138.15
  Jan-02............                   3.23         38.00      625.600         132.92        1004.310   168.86
  Apr-02............                   2.87         33.76      604.130         128.36         794.330   133.56
  Jul-02............                   1.90         22.35      508.120         107.96         621.100   104.43
  Oct-02............                   1.04         12.24      490.950         104.31         622.070   104.59

Amount invested.....                 100.00


* all figures are closing prices.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the common stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of SteelCloud. As of the date hereof we had 10,729,978 shares of our common stock outstanding. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

                                                                                            Percentage of
                                                             Number of Shares of             Outstanding
             Name and Address of                                Common Stock                Common Stock
            Beneficial Owner (1)                             Beneficially Owned          Beneficially Owned
            --------------------                             ------------------          ------------------
Thomas P. Dunne (2)..........................                     1,749,375                     16.2%
Edward Spear (3).............................                       165,018                      1.5%
Kevin M. Murphy (4)..........................                       124,450                      1.1%
Brian Hajost (5).............................                       129,900                      1.3%
James Bruno (6)..............................                        53,000                         *
VADM E.A. Burkhalter (7).....................                       101,000                         *
Benjamin Krieger (7).........................                        75,000                         *
Richard Prins (7)............................                        50,000                         *
Jay M. Kaplowitz (7).........................                        20,000                         *
                                                             -----------------------------------------------
All Executive Officers and Directors as a
  Group (8 persons)(2)-(7)...................                     2,467,743                       21%

-----------------

*      persons owning less than 1%

(1) The address of each of such individuals is c/o SteelCloud, Inc., 1306 Squire Court, Dulles Virginia 21066.

(2) Includes: (i) 240,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan, (ii) 145,000 shares of common stock held in trust for Mr. and Mrs. Dunne's children, pursuant to which Mr. Dunne is the Trustee, and (iii) 434,443 shares of Common Stock held by Claudia Dunne, Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership.

(3) Includes 145,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan.

(4) Includes 85,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan.

(5) Includes 50,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock option Plan. Does not include 125,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan, which are not exercisable within the next sixty days from the date hereof.

(6) Includes 50,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock option Plan. Does not include 25,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan, which are not exercisable within the next sixty days from the date hereof.

(7) Represents shares of SteelCloud's Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan. Does not include 25,000 shares of Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan to each individual, which are not exercisable within the next sixty days from the date hereof.

                              CERTAIN TRANSACTIONS

During the fiscal year ended October 31, 2002, we paid $60,000 to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP in connection with legal services. Mr. Kaplowitz, a member of SteelCloud's Board of Directors, is a partner at Gersten, Savage, Kaplowitz, Wolf & Marcus LLP.

All current transactions between us and our officers, directors and principal stockholders or any affiliates thereof are, and in the future will be, on terms no less favorable to us that could be obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of our amended articles of incorporation and bylaws. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

GENERAL

We authorized by our Articles of Incorporation to issue an aggregate of 50,000,000 shares of common stock, $.001 par value per share, and 1,997,000 shares, $.001 par value per share, of preferred stock. There are currently 10,816,011 shares of common stock and no shares of preferred stock outstanding. All shares of common stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

We are authorized by our Articles of Incorporation to issue a maximum of 2,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our Board of Directors of may, from time to time, fix by amendment of the Articles of Incorporation. As of the date of this prospectus there were no shares of Preferred Stock outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of SteelCloud's stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of SteelCloud, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized fully paid and nonassessable.

Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in SteelCloud would be reduced.

The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of our outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

WARRANTS

We currently have 322,525 warrants outstanding. Of those warrants, 247,525 are exercisable at $3.64 per share and expire on March 14, 2005, 75,000 are exercisable at $4.57 per share and expire on March 14, 2005.

VIRGINIA ANTI-TAKEOVER LAW

Under the Virginia Control Share Acquisition statute (Section 13.1-728 et seq. of the Virginia Stock Corporation Act ("VSCA")), a person (the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders (except the acquirer and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provision of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 shareholders. We have elected not to be governed by the Control Share Acquisition statute in our Articles of Incorporation.

Virginia's Affiliated Transactions statute (Section 13.1-725 et seq. of the VSCA) provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

The VSCA contains provisions which permit a corporation to take the steps necessary to implement a shareholder rights plan, sometimes referred to as a "poison pill", whereby all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. We have not implemented a "poison pill." SteelCloud's Articles of Incorporation do provide for preferred stock as to which the board of directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill."

PERSONAL LIABILITY OF DIRECTORS

Under the VSCA, the liability of an officer or director for a single transaction in a proceeding brought by or in the right of a corporation or on behalf of shareholders is limited to damages not exceeding the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws, as a limitation on or elimination of the liability of the officer or director; or
(ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Our Articles of Incorporation include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

Our Articles of Incorporation provide for the indemnification of, and advancement of litigation expenses to, the directors and officers of SteelCloud to the fullest extent permitted by Virginia law. Furthermore, we may enter into indemnification agreements with our directors and officers for the indemnification of and advancing of expenses to such person to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We have directors' and officers' liability insurance in the amount of $3.0 million.

TRANSFER AGENT

The Transfer Agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10038, telephone number (212) 509-4000.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus 10,729,978 shares of common stock are outstanding. We also have outstanding options and warrants to purchase up to a total of 1,894,160 shares of Common Stock.

Of the 10,729,978 shares of common stock outstanding, 8,980,603 shares are freely tradable and the remaining 1,749,375 shares of common stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. All of the shares sold in this offering, including the shares issuable upon exercise of the warrants, will be free trading shares.

In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of SteelCloud, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from SteelCloud or an affiliate of SteelCloud in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted on the Nasdaq National Market, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of SteelCloud for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above. Under Rule 144, an affiliate of SteelCloud may sell shares of common stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

1,749,375 shares of restricted common stock will be held by affiliates as of the date of this prospectus. [Update] So long as such stock remains in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144, except for the holding period. If the holders of such stock cease to be affiliates (and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met), such shares may become freely tradable, without regard to most of Rule 144 restrictions, including the volume limitation.

As of the date of this prospective, 322,525 warrants to purchase shares of Common Stock are outstanding. Of these, we are registering 247,525 shares issuable upon the exercise of warrants to purchase shares of common stock at an exercise price of $3.64 per share that expire on March 14, 2005 and 75,000 shares issuable upon the exercise of warrants to purchase shares of common stock at an exercise price of $4.57 per share that expire on March 14, 2005. See "Selling Security Holders."

Sales of significant amounts of our common stock by stockholders in the future, under Rule 144 or otherwise, may have a depressive effect on the price of our common stock.

                            SELLING SECURITY HOLDERS

The table below sets forth certain information regarding the beneficial ownership of the warrants by the selling security holders.


                                                                        PERCENTAGE OF
                                         BENEFICIAL                         SHARES
                                        OWNERSHIP OF                     BENEFICIALLY
                                        COMMON STOCK        SHARES       OWNED AFTER
NAME OF SELLING SECURITY HOLDER         PRIOR TO SALE     TO BE SOLD    THE OFFERING(1)
                                        -------------     -----------   ----------------
Briarcliff Investors LLC...........        247,525          247,525            0%
Cardinal Capital, LLC..............         75,000           75,000            0%

(1) Assume all of the shares issuable upon exercise of the warrants are sold.

None of the selling security holders and their respective officers and directors have not held any positions or offices or had any material relationship with SteelCloud or any of our affiliates within the past three years.

In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on form S-1, of which this prospectus is a part, with respect to the resale of the shares of common stock.

                              PLAN OF DISTRIBUTION

The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees and other successors in interest. Such pledges, donees, transferees and other successors in interest will be deemed a selling security holder for the purposes of this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market (including the OTC Electronic Bulletin Board), in privately negotiated transactions, through the writing of private options on the shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holders may, from time to time, sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the shares of common stock offered hereby may be used to cover such short sale.

Transactions involving brokers or dealers may include, without limitation, (a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the selling security holder and/or the purchasers of the shares of common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The selling security holder and such brokers and dealers who act in connection with the sale of the shares of common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any commission received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker/dealer, agent or underwriter regarding the sale of the offered shares by the selling security holders. There is no assurance that any selling security holder will sell any or all of the offered shares or that any selling security holder will not transfer the offered shares by other means not described in this prospectus.

We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holder. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will borne by the selling security holders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the shares of common stock by the selling security holders will be received by us, except for the exercise price of the warrants. SteelCloud and the selling security holders have each agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than pursuant to this prospectus.


                                  LEGAL MATTERS

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering. Jay M. Kaplowitz, who has been a Class I Director of SteelCloud since September 2000 and owns options to purchase 45,000 shares of our common stock, is a partner of the law firm.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at October 31, 2001, and for each of the two years in the period ended October 31, 2001, as set forth in their reports. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of SteelCloud, Inc. and its subsidiaries as of October 31, 2002 and the year ended October 31, 2002 have been included in this prospectus in reliance upon the report of Grant Thornton, LLP.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

A Registration Statement on Form S-1, including amendments thereto, relating to the common stock offered hereby has been filed by us with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to SteelCloud and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's Public Reference Room located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

SteelCloud is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website. Our common stock is listed on the Nasdaq Small Cap Market under the symbol "SCLD", and material filed by us can be inspected at the offices of the Nasdaq Small Cap Market, 1735 K Street, Washington, D.C. 20006.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page
Report of Grant Thornton, LLP Independent Auditors.................     F-2
Report of Ernst & Young LLP, Independent Auditors..................     F-3
Consolidated Balance Sheets........................................     F-4
Consolidated Statements of Operations..............................     F-5
Consolidated Statements of Stockholders' Equity....................     F-6
Consolidated Statements of Cash Flows..............................     F-7
Notes to the Consolidated Financial Statements.....................     F-8
Consolidated Quarterly Financial Information.......................    F-30
Consolidated Balance Sheets........................................    F-31
Consolidated Statement of Operations...............................    F-32
Consolidated Statement of Cash Flows...............................    F-33
Notes to the Consolidated Financial Statements.....................    F-34

                          REPORT OF GRANT THORNTON, LLP

To the Board of Directors and Stockholders SteelCloud, Inc.

We have audited the accompanying consolidated balance sheet of SteelCloud, Inc. as of October 31, 2002, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SteelCloud, Inc. as of October 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                 /s/ Grant Thornton LLP

Vienna, VA
January 14, 2003

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
SteelCloud, Inc.

We have audited the accompanying consolidated balance sheet of SteelCloud, Inc. (a Virginia Corporation) as of October 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended October 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SteelCloud, Inc. as of October 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended October 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 of the Notes to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for convertible securities with beneficial conversion features.


                                                     /s/ Ernst & Young LLP

McLean, VA
December 21, 2001

                                STEELCLOUD, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                                                         OCTOBER 31,
                                                                                              -----------------------------------
                                                                                                   2001                  2002
                                                                                              ------------           ------------
ASSETS
Current assets:
   Cash and cash equivalents .......................................................          $    282,318           $    751,323
    Accounts receivable, net of allowance for doubtful accounts of
         $100,000 and $293,000 as of October 31, 2001 and 2002
         respectively ..............................................................             5,657,093              6,082,340
   Inventory, net of reserves of $1,087,906 and $1,038,020 as of
         October 31, 2001 and 2002, respectively ...................................             4,298,270              4,180,812
   Deferred tax asset ..............................................................                     -                400,000
   Income tax receivable ...........................................................             1,400,424                 55,392
   Prepaid expenses and other current assets .......................................               153,998                208,892
   Deferred contract costs .........................................................                     -              2,039,339
   Assets held for sale ............................................................             1,456,785                953,320
                                                                                              ------------           ------------
Total current assets ...............................................................            13,248,888             14,671,418

Property and equipment, net ........................................................               266,381                304,081
Equipment on lease, net ............................................................               597,202                574,272
Goodwill and other intangible assets, net ..........................................             2,770,572              1,778,059
Investments ........................................................................               150,000                      -
Other assets .......................................................................               101,504                304,922
                                                                                              ------------           ------------
Total assets .......................................................................          $ 17,134,547           $ 17,632,752
                                                                                              ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ................................................................          $  3,166,421           $  3,620,580
   Accrued expenses ................................................................             1,728,815              1,542,277
   Notes payable, current portion ..................................................               114,564                503,823
   Liabilities held for sale .......................................................               676,208                641,145
   Unearned revenue ................................................................               213,385              4,507,859
                                                                                              ------------           ------------
Total current liabilities ..........................................................             5,899,393             10,815,684

Notes payable, long-term portion ...................................................                     -                 60,000
Line of credit, long term ..........................................................             3,836,754                      -

Stockholders' equity:
Common stock, $.001 par value; 50,000,000 shares authorized, 10,214,545 and 10,447,611 shares issued and outstanding at October 31, 2001 and
   2002, respectively ..............................................................                10,215                 10,448
Additional paid-in capital .........................................................            39,079,397             39,553,017
Treasury stock, 400,000 shares at October 31, 2001 and 2002, respectively...........            (3,432,500)            (3,432,500)
Accumulated deficit ................................................................           (28,258,712)           (29,373,897)
                                                                                              ------------           ------------
Total stockholders' equity .........................................................             7,398,400              6,757,068
                                                                                              ------------           ------------
Total liabilities and stockholders' equity .........................................          $ 17,134,547           $ 17,632,752
                                                                                              ============           ============


                             See accompanying notes.

                                STEELCLOUD, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           YEARS ENDED OCTOBER 31,
                                                                         --------------------------------------------------------
                                                                              2000                 2001                 2002
                                                                         ------------          ------------          ------------
Net revenues ...................................................         $ 22,508,713          $ 25,791,082          $ 29,157,368
Costs of revenues ..............................................           17,480,750            19,406,836            22,163,435
                                                                         ------------          ------------          ------------
Gross profit ...................................................            5,027,963             6,384,246             6,993,933

Selling and marketing ..........................................            1,002,620               724,337             1,184,406
General and administrative .....................................            4,113,134             3,956,293             4,769,552
Impairment of goodwill .........................................                    -                     -               132,644
Amortization of goodwill .......................................              394,216               394,216               394,216
                                                                         ------------          ------------          ------------

(Loss) income from operations ..................................             (482,007)            1,309,400               513,115

Other income (expense):
   Interest income .............................................               34,276                87,961                 5,525
   Interest expense ............................................             (479,305)             (245,532)              (78,734)
   Gain on sale of assets ......................................              228,062                     -                     -
   Other, net ..................................................               93,354               (26,396)             (149,183)
                                                                         ------------          ------------          ------------
(Loss) income from continuing operations before income tax......             (605,620)            1,125,433               290,723

Provision for (benefit from) income taxes ......................               65,000               102,276              (279,800)
                                                                         ------------          ------------          ------------
(Loss) income from continuing operations .......................             (670,620)            1,023,157               570,523
Gain (loss) from discontinued operations, net of tax ...........              721,285                (9,431)           (1,685,708)
                                                                         ------------          ------------          ------------
Income (loss) before extraordinary gain and cumulative
effect of accounting change ....................................         $     50,665          $  1,013,726          $ (1,115,185)
Extraordinary gain - early extinguishment of debt ..............              750,000                     -                     -
Cumulative effect of change in accounting principle ............                    -              (576,001)                    -
                                                                         ------------          ------------          ------------
Net income (loss) ..............................................         $    800,665          $    437,725          $ (1,115,185)

Dividends to preferred stockholders ............................             (624,828)             (112,500)                    -

Increase to income available to common stockholders
     from repurchase of preferred stock ........................                    -               721,816                     -
                                                                         ------------          ------------          ------------
Net (loss) income available to common stockholders .............         $    175,837          $  1,047,041          $ (1,115,185)
                                                                         ============          ============          ============

Earnings (loss) per share, basic
Earnings (loss) from continuing operations .....................         $      (0.14)         $       0.10          $       0.06
Discontinued operations ........................................                 0.08                     -                 (0.17)

Extraordinary gain .............................................                 0.08                     -                     -
                                                                         ------------          ------------          ------------
Net earnings (loss) per share ..................................         $       0.02          $       0.10          $      (0.11)
                                                                         ============          ============          ============

Earnings (loss) per share, fully diluted
Earnings (loss) from continuing operations .....................         $      (0.14)         $       0.08          $       0.05
Discontinued operations ........................................                 0.08                     -                 (0.15)
Extraordinary gain .............................................                 0.08                     -                     -
                                                                         ------------          ------------          ------------
Net earnings (loss) per share ..................................         $       0.02          $       0.08          $      (0.10)
                                                                         ============          ============          ============
Pro forma amounts assuming the accounting change is
     applied retroactively:
Net income (loss) to common stockholders .......................         $   (400,164)         $  1,623,042          $ (1,115,185)
                                                                         ============          ============          ============
Net earnings (loss) per share, basic ...........................         $      (0.04)         $       0.16          $      (0.11)
                                                                         ============          ============          ============
Net earnings (loss) per share, fully diluted ...................         $      (0.04)         $       0.08          $      (0.10)
                                                                         ============          ============          ============

See accompanying notes

                                STEELCLOUD, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                          Retained
                                                                             Additional                   Earnings
                               Preferred Stock          Common Stock         Paid-In      Treasury    (Accumulated
                             Shares       Amount      Shares      Amount     Capital        Stock        Deficit          Total
                            --------     --------      ------      ------     -------        -----      -----------       -----
Balance at October 31,
1999 .................            -            -      9,419,509      9,420    37,721,749    (3,432,500)  (29,481,590)     4,817,079

Issuance of Common
Stock in connection
with exercise of
employee incentive
stock option
plan .................            -            -          4,900          5        15,308             -             -         15,313

Issuance of Series A
Convertible Preferred
Stock ................        3,000            3              -          -     2,716,711             -             -      2,716,714

Issuance of Common
Stock ................            -            -        225,000        225       597,420             -             -        597,645

Paid in Capital and
Deemed Dividend on
Preferred Stock ......            -            -              -          -       529,411             -      (529,411)             -

Conversion of Series A
Convertible Preferred
Stock ................         (150)           -        153,150        153          (153)            -             -

Conversion of
Preferred Stock
dividends to shares of
Common Stock .........            -            -          4,403          4         4,398             -             -          4,402

Dividend Declared on
Series A Convertible
Preferred Stock ......      (95,417)     (95,417)

Net Income ...........            -            -              -          -             -             -       800,665        800,665
                            -------------------------------------------------------------------------------------------------------

Balance at October 31,
2000 .................        2,850            3      9,806,962      9,807    41,584,844    (3,432,500)  (29,305,753)     8,856,401

Conversion of Series A
Convertible Preferred
Stock ................         (230)           -        390,267        391          (391)            -             -              -

Conversion of
Preferred Stock
dividends to shares of
Common Stock .........            -            -         17,316         17        10,019             -             -         10,036

Dividend Declared on
Series A Convertible
Preferred
Stock ................            -            -              -          -             -             -      (112,500)      (112,500)

Cumulative effect of
change in accounting
principle ............            -            -              -          -       576,001             -      (576,001)             -

Redemption of
preferred Stock ......       (2,620)          (3)             -          -    (3,091,076)            -       721,816     (2,369,263)

Net Income ...........            -            -              -          -             -             -     1,013,726      1,013,726
                            -------------------------------------------------------------------------------------------------------

Balance at October 31,
2001..................            -            -     10,214,545   $ 10,215  $ 39,079,397  $ (3,432,500) $(28,258,712)   $ 7,398,400
Issuance of common
stock in connection
with exercise of
employee incentive
stock option
plan .................            -            -        227,826        228       272,465             -             -        272,693

Issuance of common
stock for
services .............            -            -          5,240          5        17,495             -             -         17,500

Tax benefit associated
with exercise of
employee stock
options ..............            -            -              -          -       119,000             -             -        119,000

Compensation expense
associated with the
issuance of stock
options ..............            -            -              -          -        64,660             -             -         64,660

Net Income ...........            -            -              -          -             -             -    (1,115,185)    (1,115,185)
                            -------------------------------------------------------------------------------------------------------
Balance at October 31,
2002..................            -            -     10,447,611   $ 10,448  $ 39,553,017  $ (3,432,500) $(29,373,897)   $ 6,757,068
                            =======================================================================================================

                             See accompanying notes.

                                STEELCLOUD, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEARS ENDED OCTOBER 31,
                                                                           -------------------------------------------------------
                                                                               2000                 2001                  2002
                                                                           -----------           -----------           -----------
Operating activities
Net (loss) income ...............................................          $   800,665           $   437,725           $(1,115,185)
(Gain) on early extinguishments of debt .........................             (750,000)                    -                     -
Cumulative change in accounting principle .......................                    -               576,001                     -
(Income) loss from discontinued operations, net..................             (721,285)                9,431             1,685,708
                                                                           -----------           -----------           -----------
(Loss) Income applicable from continuing operations .............             (670,620)            1,023,157               570,523
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization of property and equipment.......            2,754,190             1,301,588               683,860
   Amortization of goodwill and other intangibles................              394,216               394,216               394,216
   Impairment of goodwill .......................................                    -                     -               132,644
   Impairment charge - investment ...............................                    -                     -               150,000
   Provision for bad debt .......................................                    -                     -               161,030
   (Gain) loss on sale of assets ................................             (228,062)                    -                 4,196
   (Gain) on settlement of litigation ...........................             (495,709)             (343,087)                    -
   Stock compensation expense ...................................                    -                     -                82,160
   Changes in operating assets and liabilities:
     Accounts receivable, net ...................................            1,459,048            (2,258,763)             (586,275)
     Income tax receivable ......................................              355,088            (1,169,743)            1,345,032
     Inventory ..................................................            1,368,752              (267,972)              117,458
     Prepaid expenses and other assets ..........................              (62,883)               38,236                41,688
     Deferred contract costs ....................................                    -                     -            (2,039,339)
     Deferred tax asset (credit) ................................                    -             1,282,695              (279,800)
     Accounts payable ...........................................           (1,547,930)              600,954               454,159
     Accrued expenses ...........................................           (1,563,912)              213,513                53,462
     Unearned revenue and other liabilities .....................             (956,772)               77,695             4,294,474
                                                                           -----------           -----------           -----------
Net cash provided by (used in) operating activities
of continuing operations ........................................              805,406               892,489             5,579,488
Investing activities
Purchases of property and equipment .............................             (509,737)             (518,956)             (704,030)
Proceeds from sale of assets ....................................              784,838                     -                     -
                                                                           -----------           -----------           -----------
Net cash (used in) provided by investing activities..............              275,101              (518,956)             (704,030)
Financing activities
Proceeds from issuance of preferred stock .......................            2,716,714                     -                     -
Payments made to redeem preferred stock .........................                    -            (2,562,739)                    -
Proceeds from exercise of common stock options ..................               15,313                     -               272,693
Proceeds on notes payable .......................................                    -                     -               725,000
Payments on notes payable .......................................             (323,296)             (430,022)             (515,742)
Proceeds from (repayments on) lines of credit, net...............           (2,857,502)            1,353,551            (3,836,754)
                                                                           -----------           -----------           -----------
Net cash provided by (used in) financing activities..............             (448,771)           (1,639,210)           (3,354,803)

Net increase (decrease) in cash and cash equivalents
of continuing operations ........................................              631,736            (1,265,677)            1,520,655
Net cash (used in) provided by operating activities
of discontinued operations ......................................             (910,620)            1,231,288            (1,051,650)
Cash and cash equivalents at beginning of year...................              595,591               316,707               282,318
                                                                           -----------           -----------           -----------
Cash and cash equivalents at end of year ........................          $   316,707           $   282,318           $   751,323
                                                                           ===========           ===========           ===========

Supplemental cash flow information
Interest paid ...................................................          $   654,329           $   336,128           $   129,287
                                                                           -----------           -----------           -----------
Income taxes paid ...............................................          $   116,630           $   185,210           $     1,200
                                                                           ===========           ===========           ===========

                             See accompanying notes.

                                STEELCLOUD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2000, 2001 AND 2002


1.  Organization

Dunn Computer Corporation was incorporated on July 27, 1987 under the laws of the Commonwealth of Virginia. On January 3, 1997, Dunn Computer Corporation, a Delaware corporation, was formed as a holding company for the stock of Dunn Computer Corporation, the Virginia corporation. On February 26, 1998, Dunn Computer Corporation was incorporated in Virginia in connection with the reorganization of Dunn Computer Corporation, the Delaware Corporation. The Company's subsidiaries are International Data Products ("IDP") acquired May 1998, STMS, Inc (STMS) acquired September 1997 and Puerto Rico Industrial Manufacturing Operations Acquisition Corporation, (PRIMOA), incorporated in Puerto Rico on May 1, 1998. Unless the context otherwise requires, the "Company" or "Dunn Computer Corporation" refers to SteelCloud, its predecessor and its subsidiaries.

On September 25, 2000 the Company began doing business as ("dba") SteelCloud Company. On October 19, 2000, the Company changed its NASDAQ ticker symbol from DNCC and began trading as SCLD.

On May 15, 2001, the shareholders approved an amendment to the Company's articles of incorporation to change the corporate name from Dunn Computer Corporation to SteelCloud, Inc. The name change became effective as of July 30, 2001 pursuant to a certificate of amendment issued by the Virginia State Corporation Commission.

On October 25, 2002, management, with the approval of the Board of Directors, determined that its Puerto Rico Industrial Manufacturing Operation ("PRIMO") would no longer contribute to the Company's future operations and therefore adopted a plan to cease that operation effective on that date. The plan calls for management to sell these operations or close them within 90 to 120 days from October 31, 2002. Although management's intent at this time is to sell these operations, management will evaluate these options on a case by case basis and may opt to cease operations (see Note 3).

The Company is engaged in the design and development of original equipment manufacturer (OEM) server appliances for software and technology companies. SteelCloud augments the capabilities of its OEM customers by providing them a quick and cost-effective approach to introducing new appliances to the marketplace. The Company also works with major integrators to address the custom hardware needs of its public sector customers. In addition, the Company provides Information Technology (IT) support and consulting services to both the commercial and public sector clients. Although SteelCloud operates in a competitive environment subject to technological change and the emergence of new technologies, the Company believes that its products and services are, or would be, compatible or upgradeable to new technologies. Management operates the Company as one segment and does not evaluate its product and services as separate segments.

2.  Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company maintains demand deposits with several financial institutions. At times, deposits exceed federally insured limits, but management does not consider this a significant concentration of credit risk. The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Financial Instruments

The carrying value of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and its line of credit approximates fair value.

Accounts Receivable

Accounts receivables, net of reserves, are stated at amounts expected to be realized in future periods. The Company estimates the allowance for doubtful accounts based on consideration of historical collection experience, regular reviews of the current status of individual customer accounts and other factors that warrant consideration in estimating potential losses. Amounts that become uncollectible are written off against the allowance in the period that determination is made. The following table summarizes the changes in the Company's allowance for doubtful accounts for the years ended October 31, 2002, 2001 and 2000:


                                                        Balance at                                      Balance
                                                       Beginning of                                    at End of
                                                           Year       Additions       Deductions         Year
                                                       ------------   ---------       ----------       ---------
Allowance for doubtful accounts:
Year ended October 31, 2000....................          $100,000            $0                $0      $100,000
Year ended October 31, 2001....................          $100,000            $0                $0      $100,000
Year ended October 31, 2002....................          $100,000      $203,000        $10,000(1)      $293,000


-------

(1) Write-offs of accounts receivable

Investments

At October 31, 2001, investments consisted of shares of common stock of a privately held internet company, Worldwide Internet Solutions Network, Inc. ("WIZnet"), with a cost basis of approximately $150,000. The Company accounted for this investment using the cost method since the Company's investment represented less than 20% of the privately held internet company's outstanding stock and the Company does not exert significant influence over WIZnet's operations. During fiscal year 2002, the Company determined that its investment was permanently impaired as a result of its current year performance and wrote-off the investment and recorded an impairment charge in the amount of $150,000. At October 31, 2002, the Company had no investments.

Inventory and Deferred Contract Costs

Inventory consists of materials and components used in the assembly of the Company's products and is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory obsolescence reserve to ensure inventory is recorded at net realizable value. The following table summarizes the changes in the Company's inventory reserve for the years ended October 31, 2002, 2001 and 2000:


                                                       Balance at                                     Balance
                                                      Beginning of                                   at End of
                                                          Year         Additions    Deductions          Year
                                                      ------------     ---------    ----------       ---------
Inventory reserve:
Year ended October 31, 2000....................        $2,129,000            $0       $575,000(1)    $1,554,000
Year ended October 31, 2001....................        $1,554,000      $120,000       $466,438(1)    $1,207,562
Year ended October 31, 2002....................        $1,207,562      $864,435     $1,486,360(1)      $585,637


-----------

(1) Write-offs of inventory

Deferred contract costs represents costs associated with products where title has transferred but revenue has been deferred in accordance with the Company's revenue recognition policy.

Impairment of Long-Lived Assets

Each year, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The carrying amount of a long-lived asset is considered impaired when the estimated undiscounted cash flow from each asset is less than its carrying amount. In that event, the Company records a loss equal to the amount by which the carrying amount exceeds the fair value of the long-lived asset. During fiscal year 2002, management determined that the remaining amount of goodwill associated with the purchase of IDP and PRIMO was impaired and recorded impairment charges of $132,645 and $165,652 (which is recorded in discontinued operations) for IDP and PRIMO respectively. (see note 5).

Goodwill and Other Intangible Assets

Goodwill and other intangibles represent the unamortized excess of the cost of acquiring subsidiary companies over the fair values of such companies' net tangible assets at the dates of acquisition. Goodwill related to the Company's STMS acquisition as described in Note 5 has been amortized on a straight-line basis using a twenty-year life. Effective November 1, 2002, the Company will no longer amortize goodwill. Instead, management will regularly assess the continuing value of goodwill to measure for possible impairment. Other intangibles, including contracts, are being amortized on a straight-line basis over a five-year period.

Acquisition-Related Liabilities

During fiscal year 1998, the Company recorded $1,376,000 of acquisition-related liabilities in connection with the IDP Acquisition. These liabilities were recorded after certain actions had been identified, quantified and approved by management of the Company having authority to commit the Company to the plan. Those certain actions included closing the IDP facility in Maryland, integrating IDP and the Company's production, warehouse, sales, marketing and administrative functions, eliminating duplicative jobs and expanding space in the Company's office space in Virginia. The acquisition-related liabilities remaining at October 31, 2001 and 2002 amounted to $250,000.

Stock Compensation

Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation" allows companies to account for stock-based compensation under either the provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," but requires pro forma disclosure in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company continues accounting for its stock-based compensation in accordance with the provisions of APB 25.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No, 101, "Revenue Recognition in Financial Statements" (SAB101) as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable: and (4) collectibility is reasonably assured. The Company adopted SAB 101 during the fourth quarter of fiscal year 2001. The adoption has not had a material effect on the Company's financial position, results of operations or cash flows.

The Company derives its revenue from the following sources: Product revenue, information technology support services, software license and support revenue and software training and customization revenue.

For product sales the Company generally recognizes revenue at the time of shipment when both title and risk of loss transfers to the customer. For technology support services under time and material contracts, the Company recognizes revenue as services are provided. Revenue from hardware leased to customers under operating lease arrangements is recognized over the contract term. When product and installation services that are not essential to the functionality of the product are sold as part of a bundled agreement, the fair value of the installation services, based on the price charged for the services when sold separately, is deferred and recognized when the services are performed. The products sold are generally covered by a warranty for periods ranging from one to three years. The Company accrues a warranty reserve for revenues recognized during the year to record estimated costs to provide warranty services.

The Company is a value-added reseller for certain software products. When resold software licenses, and related maintenance, customization and training services are all provided together to an individual customer the Company recognizes revenue for the arrangement after the Company has delivered the software license and the customer has approved all customization and training services provided. In instances were the Company only resells the software license and maintenance to the customer, the Company recognizes revenue after the customer has acknowledged delivery of the software. The software manufacturer is responsible for providing software maintenance. Accordingly, revenue from maintenance contracts is recognized upon delivery or acceptance, as the Company has no future obligation to provide the maintenance services.

The Company incurs shipping and handling costs, which are recorded in cost of revenues.

During the years ended October 31, 2000, 2001 and 2002, the Company had revenues from the Federal government, which represented 48%, 21%, and 21%, respectively, of total revenue. As of October 31, 2001 and 2002, accounts receivable from agencies of the Federal government represented 23%, and 47%, respectively, of total accounts receivable. During fiscal 2000, 2001 and 2002 the Company's significant customers were Lockheed Martin, Network Associates and Modus Media all of which are third parties. During those years, Lockheed revenues were 2%, 3% and 10%, respectively. Network Associates revenues were 17%, 38% and 54%, respectively. Modus Media revenues were 7%, 21% and 0%, respectively. As for accounts receivable balances at October 31, 2001 and 2002, Lockheed Martin comprised of 0% and 28%, Network Associates comprised of 33%, and 9% and Modus Media comprised of 34% and 0% respectively. The Company's supply agreement with one of its significant customers, Network Associates, expired on December 31, 2002. The Company is currently discussing the renewal of such agreements with this customer. No assurances can be given that such discussions will result in future agreements from this customer.

Advertising Expenses

The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $41,000, $65,000 and $50,000 during fiscal 2000, 2001, and 2002, respectively.

Income Taxes

The Company provides for income taxes in accordance with the liability method.

Change in Accounting Principle

During 2001, the Company implemented Emerging Issues Task Force Issue No. 00-27, Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," to Certain Convertible Instruments ("EITF 00-27"). Issue 1 of EITF 00-27 modified the calculation of beneficial conversion features for convertible securities issued with detachable instruments for all transactions subject to EITF Issue No. 98-5. In accordance with the transition provision of EITF 00-27 companies are required to report any changes in a beneficial conversion feature as a result of applying Issue 1 of EITF 00-27 as a cumulative effect of a change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes". As a result of the implementation of EITF 00-27, the Company has recorded a charge representing an additional allocation of value to the beneficial conversion feature of $576,001, or $0.06 per share, as a cumulative effect of a change in accounting principle.

Supplemental Information of Non-Cash Investing and Financing Activities:


                                                                                     Year Ended October 31,
                                                                          --------------------------------------------
                                                                            2000              2001              2002
                                                                          ---------         ---------         --------
Common stock issued in connection with legal settlement ............      $ 597,645                 -                -
                                                                          =========         =========         ========
Deemed dividend on preferred stock .................................      $ 529,411         $ 112,500                -
                                                                          =========         =========         ========
Increase to income to common shareholders for repurchase of
     preferred stock................................................              -         $ 721,816                -
                                                                          =========         =========         ========
Conversion of preferred stock and accrued dividends to
     common stock ..................................................      $   4,404         $ 10,036                 -
                                                                          =========         =========         ========
Cumulative effect of change in accounting principle ................              -         $ 576,001                -
                                                                          =========         =========         ========
Non cash stock compensation ........................................              -                 -         $ 82,160
                                                                          =========         =========         ========
Tax benefit associated with exercise of stock options ..............              -                 -         $119,000
                                                                          =========         =========         ========


Earnings Per Share

The Company follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which requires the Company to present basic and fully diluted earnings per share. Basic earnings per share is based on the weighted average shares outstanding during the period. Diluted earnings per share increases the shares used in the basic share calculation by the dilutive effect on income from continuing operations of stock options, warrants and convertible preferred stock. For fiscal year 2000, the Company's common stock equivalent shares outstanding from stock options, warrants and convertible preferred stock are excluded from the diluted earnings per share calculation as their effect is antidilutive to net income (loss) to common stockholders before extraordinary items.

Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and accounts receivable. The cash is held by high credit quality financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses. The concentration of credit risk is mitigated by the amount of receivables due by the Federal government. The carrying amount of the receivables approximates their fair value.

Recent Pronouncements

In June 2001, the FASB issued SFAS No. 141, "Business Combinations", which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Currently, the Company does not believe the adoption of SFAS No. 141 will have any impact on its financial statements

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. In addition, the statement includes provisions for the reclassification of certain existing recognized intangibles to goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. Goodwill and other intangibles, acquired prior to July 1, 2001, are amortized until the adoption of the statement. The Company is required to apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of the fiscal year ending October 31, 2003. Beginning in fiscal year 2003, the Company anticipates a reduction in goodwill amortization in the amount of approximately $659,000. The Company is currently assessing, but does not believe the adoption of SFAS No. 142 will have a significant impact on its financial statements.

In July 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." The statement provides accounting standards for retirement obligations associated with tangible long-lived assets, with adoption required by January 1, 2003. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. Over time the capitalized costs are depreciated and the present value of the asset retirement liability increases, resulting in a period expense. Upon retirement, a gain or loss will be recorded if the cost to settle the retirement obligation differs from the carrying amount. The Company does not believe there will be a material effect from the adoption of this standard

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for fiscal years beginning after December 15, 2001. The new rules on asset impairment supersede FASB Statement No. 121 and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. Under SFAS No. 144, assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. Statement 144 also supersedes the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB 30). In addition, the criterion for discontinued operation presentation is changed to a component of the business rather than a segment of the business. The Company is required to adopt Statement 144 in the first quarter of the fiscal year ending October 31, 2003. The Company early adopted FAS No. 144 in accounting for PRIMO's discontinued operations during the fourth quarter of fiscal 2002 (See Note 3).

In April 2002, the FASB issued FAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FAS 145 rescinds FAS 4 and FAS 64, which addressed the accounting for gains and losses from extinguishment of debt, rescinds FAS 44 which set forth industry-specific transitional guidance, amends FAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions and makes technical corrections to certain existing pronouncements that are not substantive in nature. The Company does not believe there will be a material effect from the adoption of this standard.

In July 2002, the FASB issued FAS 146, "Accounting for Exit or Disposal Activities." FAS 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance set forth in Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of FAS 146 includes costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and certain termination benefits provided to employees who are involuntarily terminated. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe there will be a material effect from the adoption of this standard.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued Interpretation Number 46, Consolidation of Variable Interest Entities ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Adoption of this standard is not expected to have a material effect on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. Adoption is not expected to have a material impact on the Company's financial statements.

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued on or before May 31, 2003, SFAS No. 150 is effective for the Company in the first quarter of fiscal year 2004. Adoption of this standard is not expected to have a material effect on the Company's financial statements.

3.   Discontinued Operations

The Company continually evaluates its operating facilities with regard to its long-term strategic goals established by management and the Board of Directors. Operating facilities, which are not expected to contribute to the Company's future operations are either closed or sold. On October 25, 2002, management, with the approval of the Board of Directors, determined that its Puerto Rico Industrial Manufacturing Operation ("PRIMO") would no longer contribute to future operations and therefore adopted a plan to dispose of that operation effective on that date. The plan calls for management to sell these operations within 90 to 120 days from October 31, 2002. Accordingly, the Company made provisions to reduce certain assets to its estimated net realizable values that are included in other costs and expenses. Similarly, provisions to reduce all other assets to their net realizable value are included in cost of goods sold. Accordingly, the Company has reclassified the Consolidated Financial Statements of SteelCloud, Inc for the periods ended October 31, 2002, 2001 and 2000, to reflect the discontinued operations of PRIMO. As a result, revenues, costs and expenses have been reported as discontinued operations and PRIMO's assets and liabilities have been reported as assets and liabilities held for sale on the Company's consolidated balance sheet. A summary of the financial information for the discontinued operation is as follows:


                                                                                        YEARS ENDED OCTOBER 31,
                                                                              2000             2001              2002
                                                                           -----------      -----------       -----------
Net revenues ........................................................      $17,257,680      $ 4,347,296       $ 1,613,864
Gross profit ........................................................        2,102,019        1,244,155          (506,620)
Income (loss) from discontinued operations ..........................          721,285           (9,431)       (1,685,708)


                                                                                   OCTOBER 31,
                                                                              2001             2002
                                                                           -----------      -----------
Accounts receivable, net ............................................      $   544,528      $   682,978
Inventory, net ......................................................          801,166          188,698
Other assets ........................................................          111,091           81,644
                                                                           -----------       -----------
Total assets ........................................................        1,456,785          953,320

Accrued expenses ....................................................      $   549,178      $   590,526
Accounts payable and other liabilities ..............................          127,030           50,619
                                                                           -----------       -----------
Total liabilities ...................................................          676,208          641,145


4.   Property and Equipment and Equipment on Lease

Property and equipment, including leasehold improvements, are stated at cost. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

Property and equipment consisted of the following:


                                                                             October 31,
                                                                  ---------------------------------
                                                                     2001                  2002
                                                                  -----------           -----------
Computer and office equipment ..........................          $ 1,531,503           $ 1,683,702
Furniture and fixtures .................................              271,070               271,070
Leasehold improvements .................................              406,364               446,714
Other ..................................................              223,288               336,681
                                                                  -----------           -----------
                                                                    2,432,225             2,738,167
Less accumulated depreciation and amortization .........           (2,165,844)           (2,434,086)
                                                                  -----------           -----------
                                                                  $   266,381           $   304,081
                                                                  ===========           ===========

The Company owns equipment that is currently at customer sites under operating lease agreements (See Note 2 Revenue Recognition). The cost of the equipment was $1,602,713 and $6,309,864 at October 31, 2002 and 2001, respectively. The related accumulated depreciation on the equipment was $1,028,441 and $5,712,662 at October 31, 2002 and 2001, respectively.


5. Goodwill and Other Intangible Assets

Goodwill and other intangible assets were comprised of:


                                                                           October 31,
                                                                -----------------------------------
                                                                    2001                   2002
                                                                -----------             -----------
Goodwill and other intangibles:
   Goodwill ........................................            $ 3,485,855             $ 2,397,288
   Other intangibles ...............................                600,000                 600,000
                                                                -----------             -----------
Total goodwill and other intangibles ...............              4,085,855               2,997,288
Less accumulated amortization:
   Goodwill ........................................                855,283                 639,229
   Other intangibles ...............................                460,000                 580,000
                                                                -----------             -----------
Total accumulated amortization .....................             (1,315,283)             (1,219,229)
                                                                -----------             -----------
                                                                $ 2,770,572             $ 1,778,059
                                                                ===========             ===========

The Company has amortized goodwill using 20 year lives through October 31, 2002. Beginning November 1, 2002, the Company will no longer amortize goodwill as a result of adopting SFAS 142 "Goodwill and Other Intangible Assets" but will instead periodically test goodwill for impairment. Other intangibles are amortized over 5 year lives.

Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

In May 1999, the U.S. Government determined not to exercise the remaining option years on one of the Company's significant contracts. This contract was a significant component of the Company's acquisition of IDP. The Company anticipated that the contract would have generated future revenues of approximately $65 million had all option years been renewed. The former IDP operations have been substantially curtailed as a result of this contract loss. In addition, significant future business is not expected from IDP operations as the majority of its sales force has separated from the Company.

The Company determined that these factors indicated that the carrying amount of goodwill associated with the IDP and PRIMO acquisition may not be recoverable. The Company performed an analysis of the goodwill in accordance with SFAS 121 and determined that the fair value of the remaining goodwill (estimated using the present value of expected future cash flows) was approximately $1.1 million at the time of the analysis. Accordingly, the Company recorded an impairment charge of approximately $20.6 million during fiscal year 1999.

During fiscal year 2002, the Company completed all contracts relating to the purchase of IDP. In addition, the Company determined to dispose of operations at its Puerto Rico facility. As a result, the Company believes that the carrying amount of goodwill associated with the IDP and PRIMO acquisitions is not recoverable. The Company performed an analysis of the goodwill in accordance with SFAS 121 and determined that the fair value of the remaining goodwill (estimated using the present value of expected future cash flows) was $0. Accordingly, the Company recorded impairment charges of $132,000 and $166,000 (which is recorded in discontinued operations) for IDP and PRIMO respectively during fiscal year 2002.

6.  Bank Lines of Credit and Notes Payable

IDP Line of Credit

In conjunction with the purchase of IDP, the Company assumed a credit facility of $25,000,000 secured by inventory and accounts receivable of IDP. On November 8, 1999, the Company executed an agreement with the financial institution to terminate this facility. Under the terms of the agreement, the Company repaid approximately $3.0 million of the principal outstanding at October 31, 1999 prior to December 31, 1999. In addition, outstanding principal totaling approximately $832,000 was converted to a term note bearing interest at the prime rate and maturing in January 2002. The outstanding balance on this term note at October 31, 2002 was $0. The remaining amount of approximately $750,000 was forgiven by the financial institution and has been reflected as an extraordinary gain on early extinguishment of debt in fiscal year 2000.

Operating Line of Credit

The Company has a line of credit agreement, as amended, with a bank that allows the Company to borrow an amount limited to the minimum of its borrowing base or $7.5 million. The line of credit bears interest at the lower of (a) the Lender's Prime Rate per annum or (b) the LIBOR Market Index Rate plus 2.5%. The line of credit expires and is subject to renewal on March 31, 2003.

As of October 31, 2001 and 2002, the Company's borrowing base, which is based on certain percentages of total accounts receivables less over due accounts, was approximately $4.7 million and $4.6 million, respectively.

As of October 31, 2001 and 2002, the Company had borrowed approximately $3.8 million and $0 million, respectively, against this line of credit facility and had an unused borrowing capacity of approximately $800,000 and $4,600,000, respectively. The line of credit is secured by all assets of the Company.

For the quarter ended October 31, 2002, the Company was not in compliance with one of its financial covenants. On January 21, 2003, the Company's bank issued a waiver to allow the Company to continue borrowing as needed on its line of credit.

Notes Payable

On February 1, 2002, the Company executed a promissory note in conjunction with its line of credit in the amount of $725,000. The note bears interest at the lower of (a) the Lender's Prime Rate per annum or (b) the LIBOR Market Index Rate plus 2.5% and matures on July 5, 2003. The Company makes monthly principal payments of approximately $43,000. The outstanding balance on the promissory note at October 31, 2002 was approximately $384,000.

On April 1, 2002, the Company executed a two-year promissory note in conjunction with a litigation settlement for approximately $240,000. The promissory note bears interest at the prime rate and matures in May 2004. The Company makes monthly payments of $10,000 plus accrued interest. The outstanding balance on the note at October 31, 2002 was approximately $180,000.

Notes payable consisted of the following:

                                                                                                      October 31,
                                                                                                ------------------------
                                                                                                  2001           2002
                                                                                                --------        --------
Bank term notes, bearing interest at the prime rate; payable in monthly installments of $34,652, $42,647 and $10,000 plus accrued interest, maturing
  in January 2002, July 2003 and May 2004, respectively ................................        $103,233        $563,824
Asset loans, bearing interest at annual interest rates of 7.9% due in aggregate monthly payments of $1,303 due in August 2002 secured by certain assets of
  the Company ..........................................................................          11,331               -
                                                                                                --------        --------
                                                                                                 114,564         563,824
Less current portion ...................................................................         114,564         503,824
                                                                                                --------        --------
Notes payable, long-term ...............................................................        $      -        $ 60,000
                                                                                                ========        ========

7.  Commitments

Operating Leases

The Company leases office space for its corporate headquarters under a noncancelable operating lease agreement. The lease agreement was renewed in October 1999 and expires in February 2005. Additionally, the Company leases various office equipment and other office space under non-cancelable operating leases. Rent expense under all leases was approximately $330,000, $284,000 and $411,000 for the years ended October 31, 2000, 2001, and 2002, respectively.

Future minimum lease payments under noncancelable operating leases, including the leases assumed in the STMS and IDP acquisitions, at October 31, 2002 are as follows:

            2003............................        578,263
            2004............................        363,548
            2005............................         91,554
                                                 ----------
            Total...........................     $1,033,365
                                                 ==========

The Company will receive $327,947 in aggregate sublease income through fiscal 2003.

8.  Employment Agreements

The Company has an employment agreement with Thomas P. Dunne, the Company's Chairman and Chief Executive Officer. The agreement for Mr. Dunne has a term of three years commencing April 1997 and automatically renews for additional one-year terms unless terminated by either the Company or the employee.

All other employment agreements the company had with certain key executives expired in September 2000.

9.  Stockholders' Equity

Equity Transactions

On March 3, 2000, the Company executed a settlement for a judgment in favor of a former employee relating to an employment contract. Under the terms of the settlement, the Company paid $1 million and issued 225,000 shares of its common stock to the former employee.

On March 13, 2000, the Company sold 3,000 shares of its Series A Convertible Preferred Stock in a private placement, which is exempt from registration provided by Regulation D Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company received net proceeds of approximately $2.7 million, which was used to fund current and future operations. In addition, the Company issued warrants to the preferred investor and the broker of the transaction in the amount of 247,525 and 75,000 to purchase shares of the Company's common stock at $3.64 and $4.57 per share, respectively. The warrants expire on March 13, 2005.

The holders of the preferred shares were entitled to cumulative dividends of 5% of the liquidation preference of $1,000 per share plus accrued but unpaid dividends whether or not declared. For fiscal year 2000 and 2001 the Company accrued dividend of $95,417 and $112,500, respectively and no dividends were unpaid as of October 31, 2001. Each holder of preferred shares was entitled to voting rights equal to the number of shares of common stock into which such preferred shares were convertible.

The Series A Convertible Preferred Stock were convertible at the shareholders option into common stock at the price equal to the lesser of 85% of the average of the three lowest closing bid prices of the common stock for the 25 days prior to the conversion date or $3.64. In fiscal year 2000, the Company recorded a non-cash deemed dividend of $529,411 for the beneficial conversion feature. The transaction was reported as "Dividend to Preferred Stockholders" on the Company's 2000 Consolidated Statement of Operations.

In August 2001, the Company completed a transaction with its Preferred Shareholders to redeem all of its outstanding Series A Convertible Preferred stock for $2,500,000 in cash. Under the redemption agreement, the Preferred Shareholders retained approximately 247,000 warrants previously issued. As a result of the transaction, the Company recorded an increase to income available to common stockholders of $721,816, representing the excess of the carrying value of the preferred stock plus the beneficial conversion feature discount over the repurchase price.

Stock Options

On January 6, 1997, the Company adopted the 1998 Stock Option Plan (the 1998 Option Plan), which permits the Company to grant up to 600,000 options to officers, directors and employees, who contribute materially to the success of the Company. In September 1997, the Company increased the number of options available for grant under the plan to 2,200,000. In June 1999, the Company increased the number of options available for grant under the plan to 2,500,000. In May 2002, the Company increased the number of options available for grant under the 1998 Plan to 2,750,000. In addition, the Company established the 2002 Stock Option Plan (the 2002 Option Plan) in May 2002 which permits the Company to grant up to 750,000 options to officers, directors and employees under that Plan. Stock options are generally granted at the fair market value of its common stock at the date of grant. However, in fiscal 2002, the Company granted 106,000 options with exercise prices of $1.20 when the underlying value of the Company's common stock was $1.81. The Company recorded a charge for compensation expense associated with these options of $64,660. The options vest ratably over a stated period of time not to exceed four years. The contractual term of the options is five years.


Common stock option activity was as follows:


                                                               Weighted-Average
                                                    Shares      Exercise Price
                                                 ----------    -----------------
 Outstanding at November 1, 1999 ............     1,882,433       $   5.22
   Options granted ..........................     1,147,000           1.26
   Options exercised ........................        (4,900)          3.13
   Options canceled or expired ..............      (582,600)          2.74
                                                 ----------       --------
 Outstanding at October 31, 2000 ............     2,441,933       $   3.95
   Options granted ..........................       984,000           0.74
   Options canceled or expired ..............      (387,599)          3.20
                                                 ----------       --------
Outstanding at October 31, 2001 .............     3,038,334           3.01
   Options granted ..........................       323,500           1.21
   Options exercised ........................      (227,826)          1.20
   Options canceled or expired ..............      (258,836)          1.96
                                                 ----------       --------
Outstanding at October 31, 2002 .............     2,875,172           3.04
                                                 ----------       --------
 Exercisable at October 31, 2002 ............     1,537,115       $   1.83
                                                 ==========       ========

The total options outstanding include 600,000 options granted to the former IDP stockholders that are not included in the Option Plan.

As of October 31, 2002, there were 474,828 options available for future grants under the 1998 Option Plan and 750,000 options available for future grants under the 2002 Option Plan.

During fiscal 1999, the Company repriced certain stock options granted to certain executives in accordance with their employment agreements, of which, approximately 547,000 remain outstanding at October 31, 2002.

The following table summarizes information about fixed-price stock options outstanding at October 31, 2002:

                                                        Average     Weighted-
                                                       Remaining     Average
Range of Exercise Prices                  Number      Contractual    Exercise
                                       Outstanding       Life         Price
                                       -----------    ------------  ---------

$0.55-$1.75 .....................       1,626,088        3.14          $ 0.93
$2.00-$4.50 .....................         649,084        4.42            3.05
$5.00-$8.75 .....................         600,000        5.50            8.75
                                        ---------        ----          ------
$0.55-$8.75 .....................       2,875,172        3.92          $ 3.04
                                        =========        ====          ======


Had compensation expense related to the stock options been determined based on the fair value at the grant date for options granted during the years ended October 31, 2000, 2001, and 2002 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been as follows:


                                                                               Year ended October 31,
                                                                     -------------------------------------------
                                                                        2000           2001            2002
                                                                     -------------------------------------------
Net income (loss)  - pro forma .............................         $(491,904)      $503,444       $(1,568,779)
Net income (loss) per share - pro forma ....................         $   (0.05)      $   0.05       $     (0.16)
Net income (loss) per share - assuming dilution
  pro forma ................................................         $   (0.05)      $  (0.01)      $     (0.15)


The effect of applying SFAS 123 on pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional options in the future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 2000, 2001 and 2002: dividend yield of 0%, expected volatility of 159% 152%, and 87% respectively; risk-free interest rates of 6.01% 4.50%, and 4.27% respectively; and expected life of the option term of five years. The weighted average fair values of the options granted in 2000 2001, and 2002 with a stock price equal to the exercise price is $1.26 $0.74, and $0.98 respectively.

10.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company's net deferred tax asset balance are as follows:

                                                         October 31,
                                                -------------------------------
                                                    2001                2002
                                                -----------         -----------
Deferred tax asset:
   Accrued expenses ....................        $   401,752         $   314,051
   Net operating loss carryforwards ....          3,052,019           2,931,442
   Depreciation ........................            540,680             601,029
   Asset reserves ......................            284,617             514,207
   Other ...............................             69,539                   -
                                                -----------         -----------
Total deferred tax asset ...............          4,348,607           4,360,729
                                                -----------         -----------
Deferred tax credit:
   Valuation allowance .................         (4,348,607)         (3,960,729)
                                                -----------         -----------
Net deferred tax asset .................        $         -         $   400,000
                                                ===========         ===========

As of October 31, 2002, the Company had approximately $7.6 million in net operating loss carryforwards, which expire between 2012 and 2020. Approximately $2.3 million of those net operating loss carryforwards relate to IDP and may be significantly limited under Section 382 of the Internal Revenue Service Code and the SRLY rules. Given that the Company has wound down its operations related to IDP, it is currently unlikely that the Company will benefit from this portion of the Company's net operating loss carryforwards. As of October 31, 2002, the Company has recorded a valuation allowance of approximately $4.0 million against the total deferred tax asset of $4.4 million, based upon its evaluation of future estimates of taxable income. The Company's evaluation included consideration of historical earnings (excluding non-recurring charges) as well as projected near-term earnings based on its backlog, customer relationships and operating environment.

The following table summarizes the changes in the Company's deferred tax valuation allowance for the years ended October 31, 2002, 2001 and 2000:


                                                   Balance at                                        Balance
                                                  Beginning of                                      at End of
                                                      Year          Additions    Deductions           Year
                                                  ------------      ---------    ----------         ----------
Deferred tax valuation allowance:
Year ended October 31, 2000....................     $5,966,306         $0          $954,741         $5,011,565
Year ended October 31, 2001....................     $5,011,565         $0          $662,958         $4,348,607
Year ended October 31, 2002....................     $4,348,607         $0          $387,878         $3,960,729


The components of the provision for income taxes are as follows:


                                                                    Years ended October 31,
                                                           ----------------------------------------
                                                              2000           2001           2002
                                                           ---------      ---------       ---------
Current tax expense (benefit):
  Federal ...........................................              -      $  27,400       $   1,200
                                                           ---------      ---------       ---------
  State .............................................              -              -               -
                                                           ---------      ---------       ---------
                                                                   -         27,400           1,200
Deferred tax expense:
  Federal ...........................................      $  49,000      $  55,532       $(247,000)
  State .............................................         16,000         19,344         (34,000)
                                                           ---------      ---------       ---------
                                                              65,000         74,876        (281,000)
                                                           ---------      ---------       ---------
Total provision for (benefit from) income taxes .....      $  65,000      $ 102,276       $(279,800)
                                                           =========      =========       =========


The reconciliation of income tax from the Federal statutory rate of 34% is:


                                                                   Years ended October 31,
                                                           ----------------------------------------
                                                              2000           2001           2002
                                                           ---------      ---------       ---------
Tax at statutory rates: ......................             $  49,089      $ 380,291       $  98,845
Non-deductible expenses (income), net ........                68,966        143,141          (4,199)
Valuation allowance and other ................               (69,097)      (492,621)       (387,877)
State income tax, net of federal benefit .....                16,042         71,465          13,431
                                                           ---------      ---------       ---------
                                                           $  65,000      $ 102,276       $(279,800)
                                                           =========      =========       =========

In May 1998, the Company acquired the stock of IDP in a tax-free exchange. The acquisition was accounted for using the purchase method. Deferred tax assets include differences between the assigned values and tax bases of the assets and liabilities acquired, as well as net operating loss carryforwards acquired. To the extent these deferred tax assets are subsequently realized, the resulting tax benefit will be applied to reduce goodwill recorded in connection with the acquisitions and there will be no impact on income tax expense.

11.  Retirement Plans

401(k) Plans

The Company maintains a 401(k) (the "Plan") for all current employees. Under the Plan, employees are eligible to participate after completing 90 days of service and attaining the age of 18. Employees can defer up to 15% of compensation. Employee contributions are subject to Internal Revenue Service limitations. All employees who contributed to the Plan are eligible to share in discretionary Company matching contributions. Company contributions vest over 5 years. In fiscal 2001 and 2002, the Company contributed approximately $60,000 and $71,000 to the participants of the 401(k), respectively.

Defined Benefit Plan

On October 31, 1999, the Company amended and terminated its Defined Benefit Plan. Under the termination, no additional benefits accrued to participants in the Plan after that date. In addition, all existing participants in the Plan became 100% vested in their accrued benefits in the Plan as of that date. No gain or loss was recognized as a result of the termination of the Pension Plan. The Company began to distribute the vested benefits to the participants in fiscal year 2000 and completed the distributions in fiscal 2001.

12.  Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:


                                                                                            Years ended October 31,
                                                                            ------------------------------------------------------
                                                                                2000                 2001                2002
                                                                            ------------         ------------         ------------
Numerator:
   Net (loss) income from continuing operations ....................        $   (670,620)        $  1,023,157         $    570,523
   Preferred Stock dividends .......................................            (624,828)            (112,500)                   -
   Redemption of preferred stock ...................................                   -              721,816                    -
    Cumulative effect of change in accounting principle ............                   -             (576,001)                   -
                                                                            ------------         ------------         ------------
   Net (loss) income from continuing operations
    available to common stockholders before extraordinary gain .....          (1,295,448)           1,056,472              570,523
                                                                            ============         ============         ============
Denominator:
Denominator for basic earnings per share-
  weighted-average shares ..........................................           9,580,112           10,111,364            9,947,675
Effect of dilutive securities:
   Employee stock options ..........................................                   -               36,899              863,835
   Convertible preferred stock .....................................                   -            2,314,969                    -
                                                                            ------------         ------------         ------------
   Dilutive potential common shares ................................                   -            2,351,868              863,853
                                                                                                                      ------------
 Denominator for diluted earnings per share - adjusted
   weighted-average shares and assumed conversions .................           9,580,112           12,463,232           10,811,510
                                                                            ------------         ------------         ------------

Loss (earnings) per share from continuing operations,
basic: .............................................................        $      (0.14)        $       0.10         $       0.06
                                                                            ============         ============         ============

Loss (earnings) per share from continuing operations, diluted: .....        $      (0.14)        $       0.08         $       0.05
                                                                            ============         ============         ============


13.  Contingencies

IDP Acquisition

On July 31, 1998 the Company received notice from the SBA that it was denying the request of the U.S. Air Force to waive the requirement to terminate IDP's Desktop V contract for the convenience of the Government upon the change in control of IDP to the Company. The Company appealed the denial by the SBA to the SBA's Office of Hearings and Appeals. On August 31, 1999, the SBA denied the appeal and ruled that the U.S. Air Force must terminate-for-convenience the Desktop V contract. Under a termination-for-convenience, the Government shall reimburse the Company for all costs incurred in the performance of the contract. The Company expects to recover from the Government a portion or all of its unreimbursed costs. The Company is currently in negotiations with the Government regarding this matter. No assurances can be given that the Company will successfully recover any costs related to this matter.

Microsoft Licensing Agreement

In November 1998, IDP entered into a Government Integrator Agreement, as amended, with Microsoft Corporation (Microsoft) for the licensing of certain Microsoft software. During 1999, Microsoft asserted that IDP owed approximately $800,000 under this agreement due primarily to amended billing by Microsoft concerning sales by IDP to the U.S. Air Force in conjunction with the Desktop V contract. On October 31, 2000, Microsoft filed suit against the Company, and its subsidiary IDP, for breach of contract. In conjunction with the filing of the claim, Microsoft further amended the original billings, which resulted in a claim against the Company of approximately $1.3 million. Subsequent to October 31, 2000, the Company submitted a motion to dismiss the case and filed a counterclaim of fraud on behalf of IDP in the amount of $500,000. In March 2002, the Company and Microsoft agreed to settle the dispute. Pursuant to the settlement, the Company and Microsoft exchanged mutual full releases and the Company agreed to pay Microsoft approximately $315,000. In accordance with the settlement, the Company paid approximately $75,000 in cash and executed a two-year promissory note for the balance of $240,000, maturing in May 2004 and bearing interest at the prime rate. This will not have an impact on the Company's current operations as this contingency was previously accrued in the Company's consolidated financial statements.

                             Trademark Infringement

On October 19, 2000, the Company received a cease and desist letter from LoudCloud, Inc. alleging that the use of the "SteelCloud" mark and name would constitute an infringement of LoudCloud's rights to its "LoudCloud" mark and name and family of "Cloud" marks, that use of "SteelCloud" would dilute the distinctiveness and fame of the LoudCloud mark and name and, that such acts by the Company violated federal and state law regarding unfair competition. In response, the Company filed a declaratory judgment action in the U.S. District Court for the Eastern District of Virginia, seeking a judicial determination that its use of the "SteelCloud" mark and name would not violate the proprietary rights of LoudCloud nor dilute the alleged fame and distinctiveness of the "LoudCloud" mark and name. In this action, the Company also alleged a new claim that LoudCloud, Inc. has violated federal law through its misuse of the trademark provisions under the Lanham Act as amended in 1988. A hearing has been held on the LoudCloud motion to dismiss and the court has taken the matter under advisement. On January 10, 2001, the U.S. District Court for the Eastern District of Virginia dismissed the case.


Professional Services Malpractice Claim

In August of 2000, the Company's former legal counsel filed a claim against the Company for approximately $343,087 plus accrued interest for legal fees and costs. In response to the claim, the Company filed a counter claim for professional malpractice and breach of fiduciary duty in the amount of $1,568,000. In June 2001, the Company reached a settlement agreement with its former legal counsel whereby both parties agreed to relinquish all claims against the other, release each other from liability and waiver the payment of outstanding claims. The Company reversed the liability that was previously accrued for the legal fees and costs, reducing general and administrative expenses for fiscal 2001 by $343,087.

14.  Quarterly Financial Information (unaudited)

Quarterly financial information for fiscal 2002 and 2001 is presented in the following tables:


                                                          1st                 2nd                3rd                 4th
                                                        Quarter             Quarter            Quarter            Quarter (1)
                                                     -----------         -----------         -----------         -------------
2002
----
Revenue .....................................        $ 9,354,066         $ 7,626,045         $ 6,390,414         $ 5,786,843
Gross Profit ................................          2,514,202           2,124,639           1,797,579             557,513
Net income (loss) from continuing
operations ..................................            753,974             493,043             147,317            (823,811)
(Loss) from discontinued operations .........           (267,468)           (143,736)            (46,144)         (1,228,360)
Net income (loss) available to
     common shareholders ....................            753,974             493,043             147,317          (2,509,519)

Per Share Data

Net income (loss)
Basic .......................................               0.07                0.05                0.02               (0.25)
Diluted .....................................               0.07                0.04                0.02               (0.23)

2001
----
Revenue .....................................        $ 6,517,766         $ 4,537,923         $ 6,849,652         $ 7,885,741
Gross Profit ................................          1,521,744           1,163,584           1,807,720           1,891,198
Net income (loss) from continuing operations.            164,376            (182,656)            739,901             301,536
Income (loss) from discontinued operations...            (57,153)            349,747            (196,071)           (105,954)
Net income (loss) available to common
     shareholders ...........................           (506,279)            129,590             506,330             917,400


Per Share Data

Net income (loss)
Basic .......................................              (0.05)               0.01                0.05                0.09
Diluted .....................................              (0.05)               0.01                0.04                0.08


During the quarter, the Company recorded certain adjustments of approximately $298,000 relating to goodwill impairment, approximately $526,000 relating to inventory shrinkage and obsolescence, a $280,000 tax benefit relating to deferred tax assets

INTERIM INFORMATION

STEELCLOUD, INC.

CONSOLIDATED BALANCE SHEETS


                                                                                            October 31 ,           July 31,
                                                                                               2002                  2003
                                                                                            -----------          ------------
                                        ASSETS                                                                    (unaudited)
      Current assets
         Cash and cash equivalents .................................................        $    751,323         $  1,046,552
         Accounts receivable, net of allowance for doubtful accounts of
           $293,000 as of October 31, 2002 and July 31, 2003 .......................           6,082,340            3,917,127
         Inventory, net ............................................................           4,180,812            3,585,883
         Deferred tax asset ........................................................             400,000              400,000
         Income tax receivable .....................................................              55,392               55,392
         Prepaid expenses and other current assets .................................             208,892              298,792
         Deferred contract costs ...................................................           2,039,339              312,888
         Assets held for sale ......................................................             953,320              386,981
                                                                                            ------------         ------------
      Total current assets .........................................................          14,671,418           10,003,615

         Property and equipment, net ...............................................             304,081              397,788
         Equipment on lease, net ...................................................             574,272              373,494
         Goodwill and other intangible assets, net .................................           1,778,059            1,778,059
         Other assets ..............................................................             304,922              266,856
                                                                                            ------------         ------------

      Total assets .................................................................        $ 17,632,752         $ 12,819,812
                                                                                            ============         ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities
          Accounts payable .........................................................        $  3,620,580         $  2,472,398
          Accrued expenses .........................................................           1,542,277            1,706,714
          Notes payable, current ...................................................             503,823              152,644
          Unearned revenue .........................................................           4,507,859              620,662
          Liabilities held for sale ................................................             641,145              518,843
                                                                                            ------------         ------------
      Total current liabilities ....................................................          10,815,684            5,471,261

      Note payable, long-term ......................................................              60,000               63,548

      Stockholders' equity
            Common stock, $.001 par value: 50,000,000 shares authorized,
            10,447,611 and 10,775,511 shares issued and outstanding at October
            31, 2002 and July 31, 2003, respectively ...............................              10,448               10,776
          Additional paid in capital ...............................................          39,553,017           39,833,146
          Treasury stock, 400,000 shares at October 31, 2002 and July 31, 2003,
            respectively ...........................................................          (3,432,500)          (3,432,500)
          Accumulated deficit ......................................................         (29,373,897)         (29,126,419)
                                                                                            ------------         ------------
      Total stockholders' equity ...................................................           6,757,068            7,285,003
                                                                                            ------------         ------------

      Total liabilities and stockholders' equity ...................................        $ 17,632,752         $ 12,819,812
                                                                                            ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

INTERIM INFORMATION

STEELCLOUD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)


                                                                   Three Months Ended                   Nine Months Ended
                                                                        July 31,                              July 31,
                                                            -------------------------------       -------------------------------
                                                                2002               2003              2002                2003
                                                            ------------       ------------       ------------       ------------
Net revenues .........................................      $  6,390,414       $  8,156,414       $ 23,370,526       $ 24,011,858
Cost of revenue ......................................         4,592,834          6,498,483         16,934,104         18,973,582
                                                            ------------       ------------       ------------       ------------

Gross profit .........................................         1,797,580          1,657,931          6,436,422          5,038,276

Selling and marketing ................................           324,264            292,626            885,460            927,575
General and administrative ...........................         1,178,209          1,139,723          3,683,546          3,515,543
Research and product development .....................                 -            186,140                  -            296,735
Amortization of goodwill .............................            98,554                  -            295,662                  -
                                                            ------------       ------------       ------------       ------------

Income from operations ...............................           196,553             39,442          1,571,754            298,423

Interest expense (income), net .......................             6,339               (937)            64,535             12,802
Other expense, net ...................................            42,897                  -            111,686                  -
                                                            ------------       ------------       ------------       ------------

Income from operations before income taxes............           147,317             40,379          1,395,533            285,621
Provision for income taxes ...........................                 -                  -              1,200                  -
                                                            ------------       ------------       ------------       ------------

Net income from continuing operations ................           147,317             40,379          1,394,333            285,621
Loss from discontinued operations ....................           (46,145)           (30,071)          (457,348)           (86,526)
                                                            ------------       ------------       ------------       ------------
Net income ...........................................           101,172             10,308            936,985            199,095
                                                            ============       ============       ============       ============

     Earnings per share (basic):
      Earnings from continuing operations ............              0.01               0.01               0.14               0.03
      Discontinued operations ........................              0.00               0.00              (0.05)             (0.01)
                                                            ------------       ------------       ------------       ------------
      Net earnings per share .........................              0.01               0.01               0.09               0.02
                                                            ============       ============       ============       ============

     Earnings per share (diluted):
      Earnings from continuing operations ............              0.01               0.01               0.13               0.03
      Discontinued operations ........................              0.00               0.00              (0.04)             (0.01)
                                                            ------------       ------------       ------------       ------------
      Net earnings per share .........................              0.01               0.01               0.09               0.02
                                                            ============       ============       ============       ============


     Weighted-average shares outstanding, basic.......         9,915,645         10,164,928          9,863,110         10,078,815
     Weighted-average shares outstanding, diluted.....        11,121,418         11,014,984         10,787,035         10,577,491


The accompanying notes are an integral part of these consolidated financial statements.

INTERIM INFORMATION

STEELCLOUD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)


                                                                                          Nine Months Ended
                                                                                              July 31,
                                                                                      2002                2003
                                                                                   -----------         -----------
Operating activities
Net income ................................................................        $   936,985         $   199,095
Loss from discontinued operations .........................................            457,348              86,526
                                                                                   -----------         -----------
Net income from continuing operations .....................................          1,394,333             285,621

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment ...................            565,342             251,915
Amortization of goodwill and other intangibles ............................            295,662
Provision for bad debt ....................................................            261,740
Loss (gain) on sale of lease ..............................................              5,396
Impairment charge - investment ............................................            112,500
Stock compensation expense ................................................             17,500
Changes in operating assets and liabilities:
  Accounts receivable .....................................................          1,066,375           2,165,213
  Income tax receivable ...................................................          1,315,674
  Inventory ...............................................................           (200,120)            631,395
  Prepaid expenses and other assets .......................................            (26,769)            (51,833)
  Deferred contract costs .................................................         (1,766,488)          1,726,451
  Accounts payable ........................................................           (683,876)         (1,051,371)
  Accrued expenses ........................................................            558,946             164,437
  Unearned revenue and other liabilities ..................................          2,226,981          (3,887,197)
                                                                                   -----------         -----------

Net cash provided (used) by operating activities ..........................          5,143,196             234,631

Investing activities
Purchase of property and equipment ........................................           (206,662)            (99,421)


Financing activities
Proceeds from issuance of common stock ....................................                                 56,166
Proceeds from exercise of common stock options ............................            272,694             224,291
Proceeds (payments) on notes payable ......................................            367,289            (477,950)
Repayments on line of credit, net .........................................         (3,836,754)
                                                                                   -----------         -----------

Net cash used in financing activities .....................................         (3,196,771)           (197,493)
Net increase (decrease) in cash and cash equivalents of continuing
  operations ..............................................................          1,739,763             (62,283)
Net cash (used in) provided by operating activities of discontinued
  operations ..............................................................           (614,763)            357,512
Cash and cash equivalents at beginning of period ..........................            282,318             751,323
                                                                                   -----------         -----------

Cash and cash equivalents at end of period ................................        $ 1,407,317         $ 1,046,552
                                                                                   ===========         ===========


Supplemental cash flow information
Interest paid .............................................................        $    52,383         $    19,647

Income taxes paid .........................................................        $     1,200         $         0



The accompanying notes are an integral part of these consolidated financial statements.

                                STEELCLOUD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The consolidated financial statements for the three and nine month periods ended July 31, 2003 and 2002 are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the results of operations for the periods then ended. All such adjustments are of a normal and recurring nature. These consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K of SteelCloud, Inc. (the "Company") filed on January 29, 2003 with the Securities and Exchange Commission.

2. Employee Stock Options

The Company accounts for employee stock option grants using the intrinsic method in accordance with Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees" and accordingly associated compensation expense, if any, is measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company complies with the disclosure option of Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation", as amended by SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure" which requires pro-forma disclosure of compensation expense associated with stock options under the fair value method.

The Company's pro forma information follows:


                                                                    Three Months Ended                  Nine Months Ended
                                                                          July 31,                           July 31,
                                                                   2002              2003             2002             2003
                                                                 --------          --------         --------         ----------
Net earnings, as reported ..............................         $101,172            10,308          936,985            199,095
Less: Total stock based employee compensation
expense determined under the fair-value based
method .................................................          222,651           113,405          796,447            324,813
                                                                 --------          --------          -------         ----------
Pro-Forma net (loss) earnings ..........................         (121,479)         (103,097)         140,538           (125,718)
                                                                 ========          ========          =======         ==========

Basic earnings per share as reported ...................             0.01              0.00             0.09               0.02
                                                                 ========          ========          =======         ==========
Basic pro-forma net earnings per share .................            (0.01)            (0.01)            0.01              (0.01)
                                                                 ========          ========          =======         ==========

Diluted earnings per share as reported .................             0.01              0.00             0.09               0.02
                                                                 ========          ========          =======         ==========
Diluted pro-forma net earnings per share ...............            (0.01)            (0.01)            0.01              (0.01)
                                                                 ========          ========          =======         ==========


3. Discontinued Operations

The Company continually evaluates its operating facilities with regard to its long-term strategic goals established by management and the Board of Directors. Operating facilities, which are not expected to contribute to the Company's future operations are either closed or sold. On October 25, 2002, management, with the approval of the Board of Directors, determined that its Puerto Rico Industrial Manufacturing Operation ("PRIMO") would no longer contribute to future operations and therefore adopted a plan to dispose that operation effective on that date. Accordingly, the Company has reflected PRIMO as discontinued operations in the current financial statements. As a result, prior year amounts have been reclassified to segregate the continuing operations from the discontinued operations. The Company anticipates that the losses for the remainder of the fiscal year associated with PRIMO will not be material. The loss associated with the discontinued operation was approximately $30,000 and $87,000 for the three and nine-month periods ended July 31, 2003. The Company believes that given the current environment of that market, discontinuing the operation was the best alternative.

A summary of the financial information for the discontinued operation is as follows:


                                                                    Three Months Ended                  Nine Months Ended
                                                                        July 31,                            July 31,
                                                                  2002             2003              2002              2003
                                                              -----------       -----------       -----------       -----------
      Net revenues .....................................      $   648,388       $   223,849       $ 1,431,709       $   228,355
      Gross profit (loss) ..............................          178,872            12,963           291,429            80,800
      Loss from discontinued operations ................          (46,145)          (30,071)         (457,348)          (86,526)



                                                              October 31,         July 31,
                                                                2002                2003
                                                              -----------       -----------
      Accounts receivable, net .........................      $   682,978       $   262,434
      Inventory, net ...................................          188,698            60,736
      Other assets .....................................           81,644            63,811
                                                              -----------       -----------
      Total assets .....................................          953,320           386,981
                                                              ===========       ===========


      Accrued expenses..................................      $   590,526       $   518,843
      Accounts payable and other liabilities............           50,619                 -
                                                              -----------       -----------
      Total liabilities.................................          641,145           518,843
                                                              ===========       ===========


4. Inventory and Deferred Contract Costs

Inventory consists of materials and components used in the assembly of the Company's products and are stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory obsolescence reserve to ensure inventory is recorded at net realizable value. As of July 2003, the Company had an inventory reserve of approximately $585,637. Of that reserve, approximately $460,000 relates to inventory on-hand resulting from the termination of a significant contract with the Federal Government for which a claim has been submitted to recover those inventory costs. The Company believes that as part of the adjudication process, there will be negotiations of our initial claim amount. Accordingly, our reserve is based on our best estimate of that adjudication process. The remainder of our reserve represents estimates of potential shrinkage that are inherent in the purchasing and assembly process.

Deferred contract costs represents costs associated with products where title has transferred but revenue has been deferred in accordance with the Company's revenue recognition policy. At July 31, 2003, the Company had recorded approximately $312,888 of deferred contract costs of which approximately $242,000 related to its server appliance contract.

5. Debt

On March 31, 2003, the Company amended its primary line of credit whereby the maximum availability was decreased from $7.5 million to $3.5 million. The note bears interest at the lower of (a) the Lender's Prime Rate per annum or (b) the LIBOR Market Index Rate plus 2.5%. The line of credit expires on March 31, 2004. There was no outstanding balance on the line of credit at October 31, 2002 and July 31, 2003.

On February 1, 2002, the Company executed a promissory note in conjunction with their line of credit in the amount of $725,000. The note bears interest at the lower of (a) the Lender's Prime Rate per annum or (b) the LIBOR Market Index Rate plus 2.5% and matures on July 5, 2003. The Company's monthly principal payments are approximately $43,000. The outstanding balance on the promissory note at October 31, 2002 and July 31, 2003 was approximately $384,000 and $0 respectively.

On April 1, 2002, the Company executed a two-year promissory note in conjunction with a litigation settlement reached in March 2002 for approximately $240,000. The promissory note bears interest at the prime rate and matures in May 2004. The Company makes monthly payments of $10,000 plus accrued interest. The outstanding balance on the note at October 31, 2002 and July 31, 2003 was approximately $180,000 and $90,000 respectively.

6.   Unearned Revenue

For the nine-month period ended July 31, 2003, the unearned revenue was approximately $621,000, which represents payments received for products and services prior to performance. Approximately $315,000 of unearned revenue relates to the Company's server appliance contract. Revenue under this contract will be recognized over the remaining life of the contract as units are shipped, which is scheduled for completion in October 2003.

7.   Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during the period and is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding plus common stock equivalents associated with stock options and is calculated by dividing net income (loss) by the weighted average number of common shares outstanding used in the basic earnings per share calculation plus the number of common stock equivalents determined under the treasury stock method.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which, including the shares of common stock issuable upon conversion of warrants offered by the selling security holders, shall be paid by us. All of such amounts (except the SEC Registration Fee, and the NASD Filing
Fee) are estimated.

SEC Registration Fee.................................       $100.62
NASD Filing Fee......................................       $500.00
Nasdaq Filing Fee....................................       $500.00
Legal Fees and Expenses..............................    $10,000.00
Accounting Fees and Expenses.........................    $10,000.00
Transfer Agent and Registrar Fees and Expenses.......     $1,000.00
Miscellaneous........................................     $2,899.38
Total................................................    $25,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

VIRGINIA STOCK CORPORATION ACT

Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section
697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under
Section 699 are to be made in the manner specified in Section 701 of the VSCA.

Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

Section 702 of VSCA states that, unless limited by a corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

INSURANCE

SteelCloud has purchased directors and officers liability insurance in the amount of $3.0 million.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Company sold securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate for the securities issued in such transaction. The purchaser of the securities in such transactions had adequate access to information about the Registrant.

On March 13, 2000, we issued 3,000 shares of our Series A Preferred Stock to Briarcliff Investors LLC in exchange for $3,000,000. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

As of June 28, 2000 under SteelCloud's 1997 Stock Option Plan, SteelCloud has granted 1,832,000 options to purchase shares of SteelCloud. As of October 6, 2003, the Company granted approximately 1,894,160 options to purchase shares of SteelCloud common stock under the 1997 and 2002 Stock Option Plans.

ITEM 16. EXHIBITS


  EXHIBIT
   NUMBER                              DESCRIPTION
   ------                              -----------

     2.1 Acquisition Agreement, dated March 9, 1998, by and among Dunn, the Company, George D. Fuster, D. Oscar Fuster, Carol
                    N. Fuster and Wendy E. Fuster (refiling to add index of exhibits and schedules). (Filed as Exhibit 2.1 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     2.2 Agreement of Merger, dated as of March 18, 1998, by and among Dunn Merger Corp., a Delaware corporation, Dunn and the Company. (Filed as Exhibit 2.2 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     2.3 Stock Purchase Agreement, dated September 12, 1997, by and among STMS Acquisition Corp., Dunn, STMS, Inc., John Signorello, Timothy McNamee, Steve Salmon and certain other stockholders of Dunn. (Filed as Exhibit 2.3 to Dunn's Current Report on Form 8-K, dated September 12, 1997, filed September 27, 1997 (File No. 0-22263) and hereby incorporated by reference).

     3.1 Articles of Incorporation of the Company, dated February 25, 1998, and effective as of February 26, 1998. (Filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1, Amendment No. 1, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     3.2            By-laws of the Company, effective as of March 5, 1998.
                    (Filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     4.1 Specimen common stock certificate for the Company. (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     5.1(1)         Legal opinion of Gersten, Savage, Kaplowitz, Wolf and
                    Marcus, LLP.

    10.1 GSA Schedule (Filed as Exhibit 10.2 to Dunn's Registration Statement on Form SB-2, Amendment 1, dated March 14, 1997 (File No. 333-19635) and hereby incorporated by reference).

  EXHIBIT
   NUMBER                              DESCRIPTION
   ------                              -----------

     10.8 Employment Agreement by and between Dunn and Thomas P. Dunne (Filed as Exhibit 99.2 to Dunn's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

     10.9 Deed of Lease, dated October 31, 1994, between C&T Partnership and Dunn and addenda thereto (Filed as Exhibit
                    10.9 to Dunn's Form 10-KSB, dated January 30, 1998 (File No. 0-22263) and hereby incorporated by reference).

     10.10 Deed of Lease, dated February 7, 1997, between APA Properties No. 6 L.P. and STMS, Inc. and First Amendment thereto, dated July 23, 1997 (Filed as Exhibit 10.10 to Dunn's Form 10-KSB, dated January 30, 1998 (File No. 0-22263) and hereby incorporated by reference).

     10.11 1997 Stock Option Plan, as amended. (Filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     10.13 Agreement, dated May 5, 1997, by and between International Data Products, Corp. and the U.S. Air Force, the Desktop V Contract. (Filed as Exhibit 10.13 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     10.14 Agreement, dated January 6, 1998, by and between International Data Products, Corp. and the Department of the Navy. (Filed as Exhibit 10.14 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     10.16 Deed of Lease, dated July 15, 1994, between Puerto Rico Industrial Development Company and Puerto Rico Industrial Manufacturing Operations, Corp. (Filed as Exhibit 10.16 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     10.20 Loan and Security Agreement, dated as of May 28, 1996 by and between Dunn and SIGNET BANK and Amendment Nos. 1, 2 and 3 thereto (Filed as Exhibit 4.2 to Dunn's Form 10-KSB, for the fiscal year ended October 31, 1997 (File No. 0-22263) and hereby incorporated by reference).

  EXHIBIT
   NUMBER                              DESCRIPTION
   ------                              -----------

     10.21 Amendment No. 4, dated February 28, 1998 to the Loan and Security Agreement by and between Dunn and First Union National Bank, successor by merger to Signet Bank, dated as of May 28, 1996. (Filed as Exhibit 10.23 to the Company's Registration Statement on Form S-1, Amendment No. 2, dated April 23, 1998 (File No. 333-47631) and hereby incorporated by reference.)

     10.22(1)       Employee Stock Purchase Plan.

     10.29(2) Securities Purchase Agreement dated 3/13/2000 between Dunn Computer Corporation and Briarcliff Investors, LLC.

     11.1 Statement regarding computation of per share earnings (Filed as Exhibit 11.1 to SteelCloud's Form 10-Q for the quarter ended July 31, 2003 and hereby incorporated by reference)

     15.1           Letter regarding unaudited interim financial information

     16.1           Letter regarding change in certifying accountant

     21.1(1)        List of Subsidiaries.

     23.1(1)        Consent of Ernst & Young LLP, Independent Auditors.

     23.2(1)        Consent of Grant Thornton LLP, Independent Auditors.

     23.3(1)        Consent of Gersten, Savage & Kaplowitz, LLP

--------

(1) Filed herewith.

(2) Previously filed.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (5) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on October 9, 2003.

                                          STEELCLOUD, INC.


                                          By: /s/ Thomas P. Dunne
                                              --------------------------------
                                              Name:  Thomas P. Dunne
                                              Title: Chairman, Chief Executive
                                                     Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                      CAPACITY IN
                      SIGNATURE                                      WHICH SIGNED                       DATE
                      ---------                                      ------------                       ----
/s/ Thomas P. Dunne
--------------------------------------                 Chairman, Chief Executive Officer           October 9, 2003
Thomas P. Dunne                                        Class III Director (Principal
                                                       Executive Officer)

/s/ Edward Spear                                       President, Chief Operating Officer,         October 9, 2003
--------------------------------------                 Class III Director, Secretary
Edward Spear

/s/ Kevin M. Murphy                                    Vice President, Finance &                   October 9, 2003
--------------------------------------                 Administration, Assistant Secretary
Kevin M. Murphy

/s/ Jay Kaplowitz                                      Class I Director                            October 9, 2003
--------------------------------------
Jay Kaplowitz

/s/ Richard Prins                                      Class I Director                            October 9, 2003
--------------------------------------
Richard Prins

                                                       Class II Director                           October 9, 2003
--------------------------------------
James Bruno

                                                       Class II Director                           October 9, 2003
--------------------------------------
VADM E.A. Burkhalter, Jr., USN (Ret.)

                                                       Class III Director                          October 9, 2003
--------------------------------------
Benjamin Krieger
